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TABLE OF CONTENTS

The information in this terms supplement is not complete and may be changed. This terms supplement relates to an effective registration statement under the Securities Act of 1933. We may not sell the Notes until we deliver a final terms supplement. The terms supplement is not an offer to sell these Notes and is not soliciting an offer to buy these securities in any jurisdiction where the offer would not be permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-104577

Subject to Completion, Dated September 2, 2004

Terms Supplement No. 10
(to the Prospectus dated May 28, 2003
and the Prospectus Supplement dated May 28, 2003)

$

CANADIAN IMPERIAL BANK OF COMMERCE

Index-Linked Notes due March 31, 2009
(Linked to the S&P 500® Index)

  •
  The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

  •
  The Notes mature on March 31, 2009. We will not make interest or other payments on the Notes before maturity.

  •
  The performance of the Notes is linked to the S&P 500® Index, which we will refer to as the "index." On the maturity date, we will pay you the full principal amount of your Notes plus the index return payment, if any. The Notes are principal protected such that the Index Return Payment may not be less than zero and you will receive at least the full principal amount of your Notes at maturity.

  •
  The Index Return Payment, per $1,000 principal amount of Notes, will equal the greater of $0 and the amount determined by the following formula:

$1,000	×	Upside Participation Rate	×	(Monthly Average Index Level — Initial Index Level) Initial Index Level
  •
  The Initial Index Level is the closing level of the index on September 27, 2004, which is                  .

  •
  The Upside Participation Rate is 100%.

  •
  The Monthly Average Index Level is the arithmetic average of the closing levels of the index taken on the 26th day of each of the 54 calendar months during the term of the Notes, unless such day is not a business day, in which case the closing level of the index will be taken on the next business day.

  •
  We will apply to list the Notes on the American Stock Exchange under the symbol "MRS.J."

        Your investment in the Notes involves risks. Please read "Risk Factors" beginning on page TS-4 of this terms supplement and beginning on page S-2 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	$1,000.00
Agents' commission
Proceeds to us

        We will deliver the Notes in book-entry form only through The Depository Trust Company on or about September 30, 2004 against payment in immediately available funds.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this terms supplement and the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

        CIBC World Markets Corp., our indirect wholly-owned subsidiary, and the other agent named below have agreed to use their reasonable efforts to solicit offers to purchase the Notes as our agents. They may also purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as they determine.

        The agents may use this terms supplement and the accompanying prospectus supplement in the initial sale of any Notes. In addition, CIBC World Markets Corp., any other affiliate of ours or any other agent may use this terms supplement and the accompanying prospectus supplement in a secondary market transaction in any Note after its initial sale. Unless we, CIBC World Markets Corp. or any other agent inform the purchaser otherwise in the confirmation of sale, this terms supplement and the accompanying prospectus supplement are being used in a secondary market transaction.

CIBC World Markets	H & R Block Financial Advisors, Inc.

The date of this terms supplement is                        , 2004

        "S&P®", "Standard & Poor's®" and "S&P 500®" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us and our affiliates. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Notes.

TERMS SUPPLEMENT SUMMARY

        The following summary answers some questions that you might have regarding the Notes in general terms only. It does not contain all the information that may be important to you. You should read the summary together with the more detailed information that is contained in the rest of this terms supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors." In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes. Please note that references to "CIBC," "we," "our," and "us" refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries.

Key Terms

Issuer:	Canadian Imperial Bank of Commerce
Maturity Date:	March 31, 2009
Interest Payments:	We will not make interest or other payments on the Notes before maturity.
Underlying Index:	The return on the Notes at maturity is linked to the performance of the S&P 500® Index.
Payment on Maturity Date:	On the maturity date, you will receive the full principal amount of your Notes plus the Index Return Payment, if any.
Index Return Payment:	The Index Return Payment, per $1,000 principal amount of Notes, will equal the greater of:
(a) $0; and
(b) $1,000	×	Upside Participation Rate	×	(Monthly Average Index Level - Initial Index Level) Initial Index Level
The Notes are principal protected such that the Index Return Payment may not be less than zero and on the maturity date, you will receive at least the full principal amount of your Notes.
Upside Participation Rate:	100%
Monthly Average Index Level:	The Monthly Average Index Level will equal the arithmetic average of the closing levels of the index taken on the 26th day of each of the 54 calendar months during the term of the Notes, unless such day is not a business day, in which case the closing level of the index will be taken on the next business day. Each such date is referred to as a "determination date." The first determination date will be on October 26, 2004 and the final determination date will be on March 26, 2009. A determination of the closing index level required to be made on a determination date may be postponed due to a market disruption event as described in "Specific Terms of the Notes—Market Disruption Event."
Initial Index Level:	The Initial Index Level is the official closing level of the index on September 27, 2004, which is .
Listing:	We will apply to list the Notes on the American Stock Exchange under the symbol "MRS.J."

QUESTIONS AND ANSWERS REGARDING THE NOTES

         What are the Notes?

        The Notes combine certain features of debt and equity by offering return of principal at maturity and the opportunity to earn a return based upon performance of the S&P 500® Index.

        The Notes will mature on March 31, 2009. The Notes will be issued in denominations of $1,000 or integral multiples of $1,000. Unless otherwise specified, all references to currency in this terms supplement are to U.S. dollars. The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Will I receive interest payments on the Notes?

        We will not make periodic interest payments on the Notes and we will not make any other payments on the Notes until maturity.

What will I receive at maturity?

        On the maturity date, we will pay you the full principal amount of your Notes plus the Index Return Payment, if any. The Index Return Payment, per $1,000 principal amount of Notes, will equal the greater of:

(a) $0; and
(b)	$1,000	×	Upside Participation Rate	×	(Monthly Average Index Level - Initial Index Level) Initial Index Level

        The Notes are principal protected, such that the Index Return Payment may not be less than zero and, on the maturity date, you will receive at least the full principal amount of your Notes.

        The "Upside Participation Rate" means 100%.

        The "Monthly Average Index Level" means the arithmetic average of the closing levels of the index taken on the 26th day of each of the 54 calendar months during the term of the Notes, unless such day is not a business day, in which case the closing level of the index will be taken on the next business day. Each such date is referred to as a "determination date." The first determination date will be October 26, 2004. A determination of the closing index level required to be made on a determination date may be postponed due to a market disruption event as described in "Specific Term of the Notes—Market Disruption Event."

        The "Initial Index Level" equals            , which was the closing level of the index on September 27, 2004.

What about United States federal income taxes?

        For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. As a result, the Notes are considered to be issued with original issue discount, or "OID."

        If you are a United States holder, you will be required to include a portion of such OID in income for each taxable year that you own Notes, even though you will not receive any cash payments before maturity. Additionally, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. See the section entitled "Supplemental U.S. Federal Income Tax Consequences."

Who publishes the S&P 500® Index and what does it measure?

        The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 30, 2004, 423 companies, or 84.4% of the index (based on market capitalization), traded on the New York Stock Exchange, 75 companies or 15.4% of the index, traded on The Nasdaq Stock Market and 2 companies, or 0.2% of the index, traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 7,173 equities, which Standard & Poor's uses as an assumed mode from the composition of the total market.

        The index is determined, comprised and calculated by the Standard & Poor's division of The McGraw-Hill Companies, Inc., which we refer to as "Standard and Poor's," without regard to the Notes.

        Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the index.

        For further information, please see "The S&P 500® Index."

How has the index performed historically?

        We have included a graph showing the quarter-end closing value of the index for each year from 1999 through 2004 in the section entitled "Historical Closing Levels of the S&P 500® Index" in this term supplement. We have provided this historical information to help you evaluate the behavior of the index in various economic environments, however, past performance of the index is not necessarily indicative of how the index will perform in the future.

Will the Notes be listed on a securities exchange?

        We will apply to list the Notes on the American Stock Exchange, or AMEX, under the trading symbol "MRS.J." The listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. Accordingly, you should be willing to hold your investment in the Notes until the maturity date. You should review the section entitled "Risk Factors—There may not be an active trading market for the Notes. Sales in the secondary market may result in significant losses," in this terms supplement.

Tell me more about CIBC.

        We are a leading North American financial institution which provides financial services to retail and small business banking customers as well as corporate and investment banking customers. At the end of our 2003 fiscal year, our total assets were in excess of C$275 billion and as of July 31, 2004, we had a senior debt credit rating of Aa3 by Moody's and A+ by S&P®. We are headquartered in Toronto, Canada, and, as of October 31, 2003, had more than 36,000 employees located worldwide.

        The range of banking services we offer includes: personal financial services, credit cards, mortgage lending, insurance, investment services, consumer and commercial credit, lease financing, treasury and private banking. In our fiscal year ended October 31, 2003, we generated revenue of over C$11.5 billion and after-tax income of C$2.1 billion. Since 1997, we have been listed on the NYSE (ticker symbol BCM).

Who invests in the Notes?

        The Notes are not suitable for all investors. The Notes might be considered by investors who are willing to forego market interest payments, such as floating interest rates paid on a conventional debt security, with a comparable credit rating in return for the possibility of earning a return if the Monthly Average Index Level exceeds the Initial Index Level.

        You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are some of the risks in owning the Notes?

        Investing in the Notes involves a number of risks. We have described the most significant risks relating to the Notes under the heading "Risk Factors" in this terms supplement and in the accompanying prospectus supplement, which you should read before making an investment in the Notes.

RISK FACTORS

        An investment in the Notes is subject to the risks described below as well as described beginning on page S-2 of the accompanying prospectus supplement. The Notes are a riskier investment than ordinary debt securities. You should carefully consider whether the Notes are suited to your particular circumstances.

You will not receive interest payments on your Notes.

        You will not receive any interest payments or other payments on your Notes before maturity. Even if the amount payable on your Notes on the maturity date exceeds the principal amount of your Notes, the overall return you earn on your Note may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

You will receive no more than the full principal amount of your Notes at maturity if the Monthly Average Index Level over the term of the Notes does not exceed the Initial Index Level.

        It is possible that the index may not increase over the relevant period, or, even if it does increase, that the Monthly Average Index Level will not exceed the Initial Index Level. If the Monthly Average Index Level over the term of the Notes does not exceed the Initial Index Level, the amount of the Index Return Payment will be zero. Consequently, you may receive only the full principal amount of your Notes at maturity and no return on your investment.

Owning the Notes is not the same as owning the index stocks or a security directly linked to the performance of the index.

        The return on your Notes will not reflect the return you would realize if you actually owned the common stocks comprising the index to which your Note is linked, or a security directly linked to the performance of the index and held such investment for a similar period because:

  •
  as more fully described in the next risk factor, the return is calculated based on the average of the closing index levels over 54 monthly determination dates;

  •
  at a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity; and

  •
  the level of the index is calculated in part by reference to the prices of the index stocks without taking into consideration the value of dividends paid on those index stocks.

        You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. In addition, as an owner of the Notes, you will not have voting rights or any other rights that holders of index stocks may have.

The Monthly Average Index Level may be less than the index closing level at the maturity date of the Notes or may be less than the index closing level at other times during the term of the Notes.

        Because the Monthly Average Index Level will be calculated based on the index closing level on 54 monthly determination dates, the level of the index at the maturity date or at other times during the term of the Notes could be higher than the Monthly Average Index Level. This difference could be particularly large if there is a significant increase in the level of the index during the latter portion of the term of the Notes or if there is significant volatility in the index closing levels during the term of the Notes.

        For example, if index closing levels decline or remain relatively constant during the first 45 months, and then significantly increase above the Initial Index Level in the nine months prior to maturity, the Monthly Average Index Level will be significantly lower than the index closing level at maturity. This is because the Monthly Average Index Level will be based on the index closing level on all 54 determination dates. Similarly, if index closing levels steadily increase during the first 27 months and then steadily decrease back to the Initial Index Level by maturity, the Monthly Average Index Level will be significantly less than the index closing level at its peak.

        Calculating the Monthly Average Index Level based on 54 determination dates is not equivalent to using either the index closing level at the maturity date or the average daily index closing level over the entire period. Since all of the 54 monthly determination dates are prior to the maturity date, you will not have exposure to the actual performance of the index over the four and a half-year term of the Notes. Instead, you will have exposure to the average of the performance of the index on those 54 determination dates only.

You will be required to pay taxes on your Notes each year.

        If you are a U.S. person, you generally will be required to pay taxes on ordinary income from your Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. Conversely, if the actual payment at maturity for the Notes is less than the projected payment at maturity based on the estimated yield for the Notes, you would have an ordinary tax loss. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

        For further information, you should refer to "Supplemental U.S. Federal Income Tax Consequences."

Changes that affect the index will affect the market value of your Notes and the amount you will receive at maturity.

        The policies of Standard & Poor's concerning the calculation of the index, additions, deletions or substitutions of the index stocks and the manner in which changes affecting the index stocks or the issuers of the index stocks, such as stock dividends, reorganizations or mergers, are reflected in the index, could affect the index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on your Notes and their market value could also be affected if Standard & Poor's changes these policies, for example by changing the manner in which it calculates the index, or if Standard & Poor's discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if a closing index level on a determination date is not available because of a market disruption event or for any other reason, the calculation agent—which initially will be us—may determine the closing index level for that determination date—and thus affect the amount payable at maturity. See "Specific Terms of the Notes—Discontinuance of or Adjustments to the Index; Alteration of Methods of Calculation."

Historical levels of the index should not be taken as an indication of the future performance of the index during the term of the Notes.

        The trading prices of the index stocks will determine the level of the index. As a result, it is impossible to predict whether the level of the index will rise or fall. Trading prices of the index stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the values of index stocks.

Changes in our credit ratings may affect the value of the Notes.

        Real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the value of the index, trends in the movement of the index and the volatility of the index, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

There may not be an active trading market in the Notes. Sales in the secondary market may result in significant losses.

        Although we will apply to have the Notes listed on the American Stock Exchange, there is no guarantee that we will be able to list the Notes. If the Notes are successfully listed, the secondary markets may not provide enough liquidity to allow you to trade or sell the Notes easily. Therefore, you should be willing to hold your Notes to maturity. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

We and our affiliates have no affiliation with Standard & Poor's and are not responsible for its public disclosure of information.

        We and our affiliates are not affiliated with Standard & Poor's in any way (except for the licensing arrangements discussed below in "The S&P 500® Index—License Agreement") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the index. If Standard & Poor's discontinues or suspends the calculation of the index, it may become difficult to calculate the index level on each determination date. In our role as calculation agent, we may designate a successor index if the index is discontinued. If we determine that no successor index comparable to the index exists, we will calculate the index level on each determination date in our role as calculation agent in accordance with the formula previously used to calculate the index, and we have the right to make adjustments or calculations we deem to be necessary to achieve an equitable result. See "Specific Terms of the Notes—Market Disruption Event" and "Specific Terms of the Notes—Discontinuation of or Adjustments to the Index; Alteration of Method of Calculation." Standard & Poor's is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

        We have derived the information about Standard & Poor's and the index in this terms supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index or Standard & Poor's contained in this terms supplement. You, as an investor in the Notes, should make your own investigation into the index and Standard & Poor's.

There are potential conflicts of interest between you and the calculation agent.

        We will initially serve as the calculation agent. We will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity and determine the closing index levels on each determination date. For a description of our role as calculation agent, see "Specific Terms of the Notes—Role of Calculation Agent." In our role as calculation agent, we will exercise our judgment when performing our functions. For example, we may have to determine whether a market disruption event affecting index stocks or the index has occurred or is continuing on a determination date. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any of our determinations in our role as calculation agent.

        Since these determinations by us as calculation agent may affect the market value of the Notes, we may have a conflict of interest if we need to make any such decision.

We can postpone a determination of the closing index level on a determination date if a market disruption event occurs on such date.

        In our role as calculation agent, we may postpone any determination of a closing index level if we determine that on the applicable determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, in our role as calculation agent, we will determine the closing level of the index on the first trading day after that date on which no market disruption event occurs or is continuing. In no event, however, will the necessary determination be postponed for more than eight consecutive trading days immediately following the originally scheduled determination date.

        If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the determination will be made. In such an event, in our role as calculation agent, we will determine the closing index level in accordance with the formula for determining the index level in effect before the market disruption event. This determination may involve estimating the value of securities included in the index.

        If the determination of the closing index level on the final determination date is postponed as a result of a market disruption event, the maturity of the Notes will be postponed until three business days after such determination is made.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the Notes for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the six month period ended April 30, 2004 and each of the years in the five-year period ended October 31, 2003 calculated in accordance with generally accepted accounting principles in Canada and the United States.

	Six months ended April 30, 2004	Twelve months ended October 31,
		2003	2002	2001	2000	1999
Canadian GAAP:
Excluding interest on deposits	2.90	2.06	1.24	1.75	1.93	1.41
Including interest on deposits	1.63	1.37	1.06	1.18	1.25	1.13
U.S. GAAP:
Excluding interest on deposits	2.94	2.18	(1)	1.82	1.85	1.46
Including interest on deposits	1.65	1.42	(1)	1.20	1.23	1.15

(1)
Earnings for the year ended October 31, 2002 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$291 million.

THE S&P 500® INDEX

                 We have derived all information regarding the S&P500® Index contained in this terms supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor's. Standard & Poor's owns the copyright and all other rights to the index. Standard & Poor's has no obligation to continue to publish the index, and may discontinue publication of the index. Current information regarding the market value of the index is available from Standard & Poor's and from numerous public information sources. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by Standard & Poor's without regard to the Notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.

        The index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time, which are referred to as index stocks, compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 30, 2004, 423 companies, or 84.4% of the index by market capitalization, traded on the New York Stock Exchange ("NYSE"), 75 companies, or 15.4% of the index by market capitalization, traded on The Nasdaq Stock Market, and 2 companies, or 0.2% of the index by market capitalization traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,173 equities, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. As of July 30, 2004, ten main groups of companies comprise the index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (85), Consumer Staples (37), Energy (27), Financials (81), Health Care (53), Industrials (59), Information Technology (81), Materials (33), Telecommunication Services (11), and Utilities (33). Standard & Poor's may from time to time, in its sole discretion, add companies to or delete companies from the index to achieve the objectives stated above.

        Standard & Poor's calculates the index by reference to the prices of the index stocks without taking account of the value of dividends paid on such stocks.

Computation of the Index

        Standard & Poor's currently computes the index as of a particular time as follows:

  •
  the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

  •
  the market values of all component stocks as of that time are aggregated;

  •
  the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

  •
  the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

  •
  the current aggregate market value of all component stocks is divided by the base value; and

  •
  the resulting quotient, expressed in decimals, is multiplied by ten.

        While Standard & Poor's currently employs the above methodology to calculate the index, no assurance can be given that it will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

        Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

  •
  the issuance of stock dividends;

  •
  the granting to shareholders of rights to purchase additional shares of stock;

  •
  the purchase of shares by employees pursuant to employee benefit plans;

  •
  consolidations and acquisitions;

  •
  the granting to shareholders of rights to purchase other securities of the issuer;

  •
  the substitution by Standard & Poor's of particular component stocks in the index; or

  •
  other reasons.

        In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	×	New Market Value Old Market Value	=	New Base Value

        The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the index.

        Standard & Poor's does not guarantee the accuracy or the completeness of the index or any data included in the index. Standard & Poor's assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the index. Standard & Poor's disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining the amount payable at maturity.

License Agreement

        We have entered into a non-exclusive license agreement with Standard & Poor's for the license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's (including the S&P 500® Index) in connection with certain securities, including the Notes.

        The license agreement between us and Standard & Poor's requires that the following language be stated in this terms supplement:

        The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500® Index to track general stock market performance. Standard & Poor's only relationship to us is the licensing of certain trademarks and trade names of Standard & Poor's and of the S&P 500® Index which is determined, composed and calculated by Standard & Poor's without regard to us or the Notes. Standard & Poor's has no obligation to take our needs or the needs of the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the Notes.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        "Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Notes.

HISTORICAL CLOSING LEVELS OF THE S&P 500® INDEX

        Since its inception, the index has experienced significant fluctuations. Any historical upward or downward trend in the value of the index during any period shown below is not an indication that the value of the index is more or less likely to increase or decrease at any time during the term of the Notes. You should not take the historical index levels as an indication of future performance of the index. We cannot assure you that the future performance of the index or the index stocks will result in you receiving an amount greater than the principal amount of your Notes on the maturity date. The actual performance of the index over the life of the Notes may bear little relation to the historical levels shown below.

        The table below sets forth the high, the low, and the last closing levels at the end of each calendar quarter of the S&P 500® Index for the calendar years 1999, 2000, 2001, 2002, 2003, and the first three calendar quarters of 2004 (through August 31, 2004). The closing levels listed in the table below were obtained from Bloomberg Financial Services, without independent verification.

QUARTER ENDED	HIGH	LOW	CLOSE
1999
First Quarter	1,316.55	1,212.19	1,286.37
Second Quarter	1,372.71	1,281.41	1,372.71
Third Quarter	1,418.78	1,268.37	1,282.71
Fourth Quarter	1,469.25	1,247.41	1,469.25
2000
First Quarter	1,527.46	1,333.36	1,498.58
Second Quarter	1,516.35	1,356.56	1,454.60
Third Quarter	1,520.77	1,419.89	1,436.51
Fourth Quarter	1,436.28	1,264.74	1,320.28
2001
First Quarter	1,373.73	1,117.58	1,160.33
Second Quarter	1,312.83	1,103.25	1,224.42
Third Quarter	1,236.72	965.80	1,040.94
Fourth Quarter	1,170.35	1,038.55	1,148.08
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,015.33	847.85	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter (through August 31)	1,128.94	1,063.23	1,104.24

HYPOTHETICAL EXAMPLES

        The following chart shows the hypothetical payment at maturity on $1,000 principal amount of Notes, assuming an Initial Index Level of 1,095, various hypothetical Monthly Average Index Levels and an Upside Participation Rate of 100%.

Hypothetical Monthly Average Index Level	Hypothetical Index Return Payment	Hypothetical Payment at Maturity
2190	$1,000	$2,000
2081	900	1,900
1971	800	1,800
1862	700	1,700
1752	600	1,600
1643	500	1,500
1533	400	1,400
1424	300	1,300
1314	200	1,200
1205	100	1,100
1095	0	1,000
986	0	1,000
876	0	1,000
767	0	1,000
657	0	1,000
548	0	1,000

        Because the Notes are principal protected and the Index Return Payment cannot be negative, you will always receive at least $1,000 per Note at maturity.

        These results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Examples of Amounts Payable at Maturity

        The movement of the index over the term of the Notes may have a significant effect on the Index Return Payment because the Monthly Average Index Level is equal to the arithmetic average of the index closing level on each determination date.

        The following examples illustrate the Index Return Payment on a hypothetical investment of $1,000 under various 54-month scenarios. Each scenario assumes a hypothetical Initial Index Level of 1,095 and that the Notes are held to maturity. Under each scenario, if you hold the Notes until maturity, you will receive at least $1,000 per Note.

Example
1:  The level of the index steadily increases from the Initial Index Level of 1,095 to an index closing level at maturity of 1,433.45, the Monthly Average Index Level is 1,259.77:

End of Month	Index Level
0	1,095.00
1	1,100.48
2	1,105.98
3	1,111.51
4	1,117.06
5	1,122.65
6	1,128.26
7	1,133.90

8	1,139.57
9	1,145.27
10	1,151.00
11	1,156.75
12	1,162.54
13	1,168.35
14	1,174.19
15	1,180.06
16	1,185.96
17	1,191.89
18	1,197.85
19	1,203.84
20	1,209.86
21	1,215.91
22	1,221.99
23	1,228.10
24	1,234.24
25	1,240.41
26	1,246.61
27	1,252.85
28	1,259.11
29	1,265.41
30	1,271.73
31	1,278.09
32	1,284.48
33	1,290.90
34	1,297.36
35	1,303.85
36	1,310.37
37	1,316.92
38	1,323.50
39	1,330.12
40	1,336.77
41	1,343.45
42	1,350.17
43	1,356.92
44	1,363.71
45	1,370.52
46	1,377.38
47	1,384.26
48	1,391.19
49	1,398.14
50	1,405.13
51	1,412.16
52	1,419.22
53	1,426.31
54	1,433.45

        Index Return Payment per $1,000 Note equals the greater of:

$0; and
$1,000	×	1,259.77 - 1,095.00 1,095.00	×	1.00 = $150.48

            Amount payable at maturity = $1,150.48

        Although the index closing level at maturity is 1,433.45, the Monthly Average Index Level is 1,259.77. The Monthly Average Index Level is what is used to calculate the Index Return Payment.

Example
2:  The level of the index initially decreased and then increases back above its Initial Index Level of 1,095 to an index closing level at maturity of 1,170.18, the Monthly Average Index Level is 1,042.62:

End of Month	Index Level
0	1,095.00
1	1,089.53
2	1,084.08
3	1,078.66
4	1,073.26
5	1,067.90
6	1,062.56
7	1,057.25
8	1,051.96
9	1,046.70
10	1,041.47
11	1,036.26
12	1,031.08
13	1,025.92
14	1,020.79
15	1,015.69
16	1,010.61
17	1,005.56
18	1,000.53
19	995.53
20	990.55
21	985.60
22	980.67
23	975.76
24	970.89
25	966.03
26	961.20
27	956.40
28	963.57
29	970.79
30	978.08
31	985.41
32	992.80
33	1,000.25
34	1,007.75

35	1,015.31
36	1,022.92
37	1,030.59
38	1,038.32
39	1,046.11
40	1,053.96
41	1,061.86
42	1,069.83
43	1,077.85
44	1,085.93
45	1,094.06
46	1,102.28
47	1,110.55
48	1,118.88
49	1,127.27
50	1,135.73
51	1,144.24
52	1,152.83
53	1,161.47
54	1,170.18

        Index Return Payment per $1,000 Note equals the greater of:

$0; and
$1,000	×	1,042.62 - 1,095.00 1,095.00	×	1.00 = $-47.84

            Amount payable at maturity = $1,000

        Although the index closing level at maturity is 1,170.18, the Monthly Average Index Level is 1,042.62. The Monthly Average Index Level is what is used to calculate the Index Return Payment. The additional amount payable at maturity is zero because the Monthly Average Index Level is less than the Initial Index Level.

Example
3:  The level of the index initially increases from the Initial Index Level of 1,095 and then steadily decreases to an index closing level at maturity of 1,170.18; the Monthly Average Index Level is 1,233.87:

End of Month	Index Level
0	1,095.00
1	1,103.21
2	1,111.49
3	1,119.82
4	1,128.22
5	1,136.68
6	1,145.21
7	1,153.80
8	1,162.45
9	1,171.17
10	1,179.95

11	1,188.80
12	1,197.72
13	1,206.70
14	1,215.75
15	1,224.87
16	1,234.06
17	1,243.31
18	1,252.64
19	1,262.03
20	1,271.50
21	1,281.03
22	1,290.64
23	1,300.32
24	1,310.07
25	1,319.90
26	1,329.80
27	1,339.77
28	1,333.07
29	1,326.41
30	1,319.77
31	1,313.18
32	1,306.61
33	1,300.08
34	1,293.58
35	1,287.11
36	1,280.67
37	1,274.27
38	1,267.90
39	1,261.56
40	1,255.25
41	1,248.97
42	1,242.73
43	1,236.52
44	1,230.33
45	1,224.18
46	1,218.06
47	1,211.97
48	1,205.91
49	1,199.88
50	1,193.88
51	1,187.91
52	1,181.97
53	1,176.06
54	1,170.18

        Index Return Payment per $1,000 Note equals the greater of:

$0; and
$1,000	×	1,233.87 - 1,095.00 1,095.00	×	1.00 = $126.82

            Amount payable at maturity = $1,126.82

        Although the index closing level at maturity is 1,170.18, the Monthly Average Index Level is 1,233.87. The Monthly Average Index Level is what is used to calculate the Index Return Payment.

Example
4:  The level of the index steadily decreases from the Initial Index Level of 1,095 to an index closing level at maturity of 835.33; the Monthly Average Index Level is 956.92:

End of Month	Index Level
0	1,095.00
1	1,089.53
2	1,084.06
3	1,078.66
4	1,073.26
5	1,067.90
6	1,062.56
7	1,057.25
8	1,051.96
9	1,046.70
10	1,041.47
11	1,036.26
12	1,031.08
13	1,025.92
14	1,020.79
15	1,015.69
16	1,010.61
17	1,005.56
18	1,000.53
19	995.53
20	990.55
21	985.60
22	980.67
23	975.76
24	970.89
25	966.03
26	961.20
27	956.40
28	951.61
29	946.85
30	942.12
31	937.41
32	932.72
33	928.06
34	923.42
35	918.80

36	914.21
37	909.64
38	905.09
39	900.56
40	896.06
41	891.58
42	887.12
43	882.69
44	878.27
45	873.88
46	869.51
47	865.16
48	860.84
49	856.53
50	852.25
51	847.99
52	843.75
53	839.53
54	835.33

        Index Return Payment per $1,000 Note equals the greater of:

$0; and
$1,000	×	956.92 - 1,095.00 1,095.00	×	1.00 = $ -126.10

            Amount payable at maturity = $1,000

        The Index Return Payment is $0 because the Monthly Average Index Level is less than the Initial Index Level.

SPECIFIC TERMS OF THE NOTES

        In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Clearance and Settlement" in the accompanying prospectus supplement.

        The Notes are part of a series of debt securities entitled "Index-Linked Notes due March 31, 2009 (Linked to the S&P 500® Index)" that we may issue under the indenture, described in the accompanying prospectus supplement and prospectus, from time to time. This terms supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all equity linked notes are described in "Description of Notes—Equity-Linked Notes" in the accompanying prospectus supplement. The terms described below supplement those described in the accompanying prospectus supplement and, if the terms described below are inconsistent with those described there, the terms described below are controlling.

        Please note that the information about the price to the public and our net proceeds on the front cover of this terms supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

        We describe the terms of the Notes in more detail below. References to "index" are to the S&P 500® Index.

Denominations

        The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Ranking

        The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Interest

        We will not make interest or other payments on the Notes before maturity.

Payment at Maturity

        You will receive a cash payment per Note equal to the full principal amount of the Note plus the Index Return Payment, if any.

        The Index Return Payment, per $1,000 principal amount of Notes, will equal the greater of:

(a)
$0; and

(b)	$1,000	×	Upside Participation Rate	×	(Monthly Average Index Level - Initial Index Level) Initial Index Level

        The "Upside Participation Rate" means 100%.

        The "Monthly Average Index Level" means the arithmetic average of the closing levels of the index taken on the 26th day of each of the 54 calendar months during the term of the Notes, unless such day is not a business day, in which case the closing level of the index will be taken on the next business day. Each such date is referred to as a "determination date." The first determination date will be October 26, 2004 and the final determination date will be March 26, 2009. A determination of the closing index level required to be made on a determination date may be postponed due to a market disruption event as described in "—Market Disruption Event."

        The "Initial Index Level" is                  , which was the official closing level of the index on September 27, 2004.

Business Day

        A business day is a trading day that is not a day on which banking institutions in New York City are authorized or required by law to close. If the maturity date is not a business day, we will make the payment scheduled to be made on that date on the next succeeding business day, but we will not pay any interest on that payment during the period from and after the scheduled maturity date. If a determination date, other than the final determination date, is not a business day, we will make such determination on the next succeeding business day. If the final determination date is not a business day, we will make such determination on the immediately preceding business day.

Maturity Date

        The maturity date will be March 31, 2009. The maturity date may be extended if the final determination date is postponed as a result of a market disruption event, as described in "—Market Disruption Event" below. In that case, the maturity date will be the third business day following the final determination date.

Market Disruption Event

        The determination of the closing index level on any determination date may be postponed if the calculation agent determines that, on that determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the determination date will be the first trading day on which no market disruption event occurs or is continuing.

        If a market disruption event continues for eight consecutive scheduled trading days after the originally scheduled determination date, then the eighth trading day after that date will be deemed to be the determination date and the closing index level will be determined by the calculation agent in accordance with the formula for and method of calculating the index level last in effect before the market disruption event, using the trading or quoted price on that date of each security in the index. If, because of the market disruption event, the calculation agent is unable to so determine the trading or quoted price of any security in the index, the calculation agent will estimate, in good faith, the value of such security as of that date.

        A "market disruption event" means an early closure or the occurrence or existence of a trading disruption or an exchange disruption, which in either case the calculation agent determines is material, at any time during the one hour period that ends at the time the index is to be valued.

  •
  "Early closure" means the closure on a trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of the index (or any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to the index) prior to its scheduled closing time unless such earlier closing time is announced by such exchanges at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on such exchanges on such day and (b) the submission deadline for orders to be entered into the relevant exchange systems for execution at the valuation time on such day.

  •
  A "trading disruption" is (a) any suspension of or limitation imposed on trading by the relevant exchange (or any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to the index) or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant exchange or related exchange or otherwise (1) on any relevant exchanges relating to securities that comprise 20 percent or more of the level of the index, or (2) in futures or options contracts relating to index stocks on any exchanges or quotation systems on which we determine trading has a material effect on the overall market for index options and futures contracts, or (b) any event, circumstance or cause (whether or not reasonably foreseeable) beyond the reasonable control of us or any person that does not deal at arm's length with us which has or will have a material adverse effect on the ability of equity dealers generally to place, maintain or modify hedges of positions in respect of the index.

  •
  An "exchange disruption" is any event (other than an early closure) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the index on the relevant exchange, or (b) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange.

Redemption upon Optional Tax Redemption

        We have the right to redeem the Notes in the circumstances described under "Description of Notes—Redemption and Repayment of Notes—Tax Redemption" in the accompanying prospectus supplement. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

        If Standard & Poor's does not calculate or announce the index, if the index is calculated and announced by a successor index sponsor acceptable to us, or if the index is replaced by a successor index using, as determined by the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the index, then we will deem that successor index to be the index for the purposes of determinations pertaining to the Notes.

        If an "index adjustment event occurs," then the calculation agent will determine if the index adjustment event has a material effect on the potential amount payable under the Notes and, if so, the calculation agent will calculate the closing level using, instead of the published level for the index, the level for the index as of that determination date and for all determination dates after that determined by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the change, failure or cancellation, but using only those securities that comprised the index immediately prior to that index adjustment event.

        If the calculation agent determines, in its sole discretion, that the calculations described in the previous paragraph will not achieve an equitable result or are impracticable, then the calculation agent may make such further calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the index or such successor index, as the case may be, as if the index adjustment event had not occurred, and the calculation agent will calculate the index closing level and the Initial Index Level, if necessary, with reference to the index or such successor index, as adjusted. Accordingly, if the method of calculating the index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the index or such successor index as if it had not been modified (e.g. as if such split had not occurred). We will notify you in a reasonable manner of any such adjustments or calculations.

        An "index adjustment event" occurs if (a) Standard & Poor's announces, on or prior to any determination date, that it will make a material change in the formula for or the method of calculating the index or in any other way materially modifies the index or permanently cancels the index and no successor index exists or (b) Standard & Poor's fails, on any determination date, to calculate and announce the index (other than a modification prescribed in that formula or method to maintain the index in the event of changes in constituent stock and capitalization and other routine events).

        If, during the term of the Notes, any closing level published by Standard & Poor's that is utilized for any calculation of amounts payable under the Notes is subsequently corrected and the correction is published by Standard & Poor's, we will determine the amount that is payable as a result of that correction, and, to the extent necessary, will adjust the terms of the amounts payable under the Notes to account for such correction; provided, that if any correction is made by Standard & Poor's to the closing index level on the final determination date, we will make the adjustment described above as to the final determination date only if the correction is published by Standard & Poor's within one scheduled trading day after the final determination date.

Manner of Payment and Delivery

        Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in Wilmington, Delaware, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of the Calculation Agent

        We will serve initially as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. In our role as calculation agent, we will make all determinations regarding the closing index levels on determination dates, the amount of the Index Return Payment at maturity, market disruption events, extraordinary events, business days, and the amounts payable in respect of your Notes. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations we make in our role as calculation agent.

HEDGING

        In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the index and/or listed and/or over-the-counter options or futures on index stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the index. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  •
  acquire or dispose of long or short positions of securities of issuers of the index stocks,

  •
  acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index or the value of the index stocks,

  •
  acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

  •
  any combination of the above three.

        We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        We or our affiliates may close out our or their hedge on or before the final determination date. That step may involve sales or purchases of index stocks, listed or over-the-counter options or futures on index stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index or indices designed to track the performance of the index or other components of the U.S. equity market.

        The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in the accompanying prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The discussion below supplements the discussion under of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. This discussion applies to you if you are a United States holder, you hold your Note as a capital asset for U.S. federal income tax purposes, and you acquire your Notes at the initial issue price in this offering. You are a United States holder if you are a beneficial owner of a Note and you are either:

  •
  a citizen or resident alien individual of the United States;

  •
  a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States holder.

        This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to as the "Code"), U.S. Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this terms supplement and all of which are subject to change, possibly with retroactive effect. This discussion is not a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. Furthermore, this discussion may not provide a detailed description of the U.S. federal income tax consequences applicable to you if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as:

  •
  a person subject to the alternative minimum tax;

  •
  an expatriate;

  •
  a financial institution;

  •
  an individual retirement or other tax-deferred account;

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that holds the Notes as a hedge, a position in a "straddle" or as part of a "conversion" transaction for tax purposes; or

  •
  a person whose functional currency is not the U.S. dollar.

        If a partnership (including for this purpose any other entity, whether or not created or organized in or under the laws of the United States, treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of a partner as a beneficial owner of a Note generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships are subject to special tax documentation requirements.

        You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you resulting from your ownership of the Notes.

Interest Income

        In the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, your Note will be treated as a single debt instrument subject to the special tax rules governing contingent debt instruments for U.S. federal income tax purposes. Although the Notes do not provide for stated interest payments, under contingent debt instrument rules, you will be required to take into account interest based upon a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income (which, in the case of the Notes, will be at maturity or retirement).

        We have determined that the comparable yield is equal to 3.76% per annum, compounded semi-annually, with a projected payment at maturity of $1,180.69, based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year. $9.31 in 2004, $37.95 in 2005, $39.38 in 2006, $40.86 in 2007, $42.39 in 2008, and $10.79 in 2009. However, in 2009, the amount of ordinary income that you would be required to pay taxes on from owning each Note may be greater or less than $10.79, depending on the payment at maturity that you actually receive. Also, if the payment at maturity were less than $1,180.69, you would have a net ordinary loss in 2009.

        You are required to use the comparable yield and the projected payment schedule that we compute in determining your interest accruals on a Note, and the adjustments thereto described below, in respect of the Notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

        The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

        If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. Since the Notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the Notes to the extent that the yield on the Notes, determined after taking into account amounts allocated to interest, is not less than the U.S. federal short-term rate. This rate is determined monthly by the U.S. Secretary of Treasury and is intended to approximate the average yield on short-term U.S. government obligations. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

        If the adjusted issue price of the Notes is greater than the price you paid for the Notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. If the adjusted issue price of the Notes is less than the price you paid for the Notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

        Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Sale, Exchange or Retirement of a Note

        You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased the Notes at a price other than the adjusted issue price determined for tax purposes.

        In addition, if you hold a Note at maturity, and the actual payment of cash you receive at maturity is greater or less than the payment at maturity reflected on the projected payment schedule, you will incur a net positive adjustment or net negative adjustment, respectively, equal to the amount of the excess or deficit. In the case of net positive adjustment, you will treat the adjustment as additional interest income for that taxable year. In the case of net negative adjustment, this adjustment will (a) reduce the amount of interest income on the Notes you included in income for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the amount of interest income on the Notes you included in income during prior taxable years.

        Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital loss is subject to limitation.

Information Reporting and Backup Withholding

        Please see the discussion under "United States Federal Income Taxation—Information Reporting and Backup Withholding" in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Note. Please note, however, that the current rate of backup withholding is 28%.

SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain of the principal Canadian federal income tax consequences generally applicable to a holder who purchases Notes at the time of their issuance and who at all relevant times, for purposes of the Income Tax Act (Canada) which we refer to as the "Act", is neither resident nor deemed for any purpose to be resident in Canada, deals with CIBC at arm's length, does not use or hold and is not deemed to use or hold the Note in carrying on a business in Canada and is not a non-resident insurer which carries on business partly in Canada and partly outside Canada. We refer to such holders as "non-resident holders".

        This summary is based on the Act and the regulations made thereunder (which we refer to as the "regulations") in force on the date of this terms supplement, all specific proposals (which we refer to as the "proposals") to amend the Act and the regulations publicly announced prior to the date of this terms supplement by the Minister of Finance (Canada) and the administrative positions or assessing practices of the Canada Revenue Agency, formerly known as The Canada Customs and Revenue Agency (which we refer to as the "CRA") as made publicly available prior to the date of this terms supplement. Except for the proposals, this summary does not take into account or anticipate any changes to the law or the CRA's administrative positions or assessing practices whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. This summary is not applicable to a holder that would be a "foreign affiliate" of a person resident in Canada for purposes of the Act.

        This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular non-resident holder. Non-resident holders are advised to consult their own tax advisors with respect to their particular situations.

        The discussion below supplements the Canadian federal income tax consequences described in the accompanying prospectus supplement and, if the discussion below is inconsistent with that contained in the prospectus supplement, the discussion below should supersede that contained in the prospectus supplement.

        Based in part on an understanding of the CRA's administrative practice, the payment by CIBC of the principal amount, and the basket return payment, if any, on a Note to a non-resident holder will be exempt from Canadian non-resident withholding tax. Similarly, Canadian non-resident withholding tax should not apply to any amount paid to the non-resident holder as proceeds of a disposition of the Note.

        No other taxes on income (including taxable capital gains) will be payable under the Act by a non-resident holder in respect of the acquisition, holding, redemption or disposition of a Note.

ERISA CONSIDERATIONS

        The discussion below is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan (as defined below) that is considering an investment in the Notes should consult with its legal advisors regarding the consequences of such investment.

        Any prospective purchaser using "plan assets" of any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or of any "plan" within the meaning of Section 4975 of the Code (each of the foregoing, a "Plan") should consider the applicable fiduciary standards under ERISA, the Code and any other applicable law, including diversification and prudence requirements, before authorizing an investment in the Notes. In addition, ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and persons having specified relationships to such Plan ("parties in interest" under ERISA and "disqualified persons" under Section 4975 of the Code).

        Governmental and certain church plans (each as defined under ERISA) are not subject to ERISA or Section 4975 of the Code but may be subject to substantially similar applicable laws or regulations. Any fiduciary of a governmental or church plan considering purchase of Notes should determine the need for, and the availability of, any exemptive relief under such laws or regulations.

        We, or CIBC World Markets Corp., may be a party in interest or a disqualified person with respect to Plans that purchase Notes, as a result of various financial services (including trustee, custodian, investment management or other services) that we or an affiliate provide to such Plans. An investment in Notes by a Plan may give rise to a prohibited transaction in the form of a sale of property to an investing Plan, or an extension of credit by such investing Plan. Consequently, before investing in the Notes, any person who is, or who is acquiring the Notes for, or on behalf of, a Plan must determine that the purchase, holding and disposition will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules is applicable to the purchase, holding and disposition of the Notes.

        The statutory or administrative exemptions from the prohibited transaction rules under ERISA and Section 4975 of the Code which may be available to a Plan which is investing in the Notes include: (i) Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; (ii) PTCE 91-38, regarding investments by bank collective investments funds; (iii) PTCE 84-14, regarding transactions effected by qualified professional asset managers; and (iv) PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "Plan investor exemptions"). The Notes may not be acquired by any person who is, or who in acquiring such Notes is using the assets of, a Plan unless one of the Plan investor exemptions or another applicable exemption is available to the Plan, and all conditions of such exemption are satisfied.

        The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, a Plan shall be deemed to constitute a representation by such person or entity to us that the purchase, holding and disposition of the Notes is afforded exemptive relief from the prohibited transaction restrictions under ERISA and Section 4975 of the Code pursuant to the Plan investor exemptions or another applicable exemption. The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity that the acquisition and holding of such Notes is not prohibited by any federal, state or local laws or regulations applicable to such plan.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        We have appointed CIBC World Markets Corp., and H&R Block Financial Advisors, Inc. as our agents to solicit offers on a reasonable efforts basis to purchase the Notes. Each is party to the distribution agreement described in the "Plan of Distribution" in the accompanying prospectus supplement. The agents may also appoint subagents to purchase the Notes. The agents or their subagents will receive a commission of up to 3.0% of the principal amount of each Note sold through its efforts; provided that if H&R Block Financial Advisors, Inc. sells $500,000 principal amount or more of Notes through its efforts, then it will receive a commission of 3.25% of the principal amount of Notes sold through its efforts.

        The agents may purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as they determine.

        This terms supplement may be used by CIBC World Markets Corp., any of our other affiliates or any other agent in connection with offers and sales of the Notes in secondary market transactions. A secondary market transaction is one in which CIBC World Markets Corp., another of our affiliates or any other agent resells a Note that it has previously acquired from another holder. A secondary market transaction in a particular Note occurs after the original sale of the note. We describe secondary market transactions and other matters relating to the distribution of the Notes in the accompanying prospectus supplement and the accompanying prospectus under "Plan of Distribution."

        Unless we, CIBC World Markets Corp. or any other agent inform you in your confirmation of sale that your Note is being purchased in its original offering and sale, you may assume that you are purchasing your Note in a secondary market transaction.

        You should rely only on the information incorporated by reference or provided in this terms supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this terms supplement and accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 28, 2003)

US$600,000,000
Canadian Imperial Bank of Commerce
EQUITY-LINKED NOTES

We may offer global equity-linked notes from time to time. The specific terms of any notes that we offer will be included in a terms supplement. The equity-linked notes will have the following general terms unless otherwise specified in the applicable terms supplement:

  •
  Payments on the notes will be linked to single reference equity securities, baskets or indices of reference equity securities, baskets of indices of reference equity securities or one or more commodity prices.

  •
  The notes may be optionally or mandatorily exchanged for reference equity securities of an issuer that is not affiliated with us or for the cash value of the reference equity securities, baskets or indices of reference equity securities, baskets of indices of reference equity securities or one or more commodity prices to which the notes may be linked.

  •
  The notes will pay interest on the dates stated in the applicable terms supplement, or the notes may be non-interest bearing.

  •
  The notes will be denominated in U.S. dollars.

  •
  The notes may be callable by us or puttable by you.

  •
  The notes will be initially held in global form by The Depository Trust Company.

The notes will not be insured under the Canadian Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Investing in the notes involves risks.
See "Risk Factors" beginning on page S-2 and in the applicable terms supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets Corp., our indirect wholly-owned subsidiary, has agreed to use its reasonable efforts to solicit offers to purchase the notes as our agent. It may also purchase the notes as principal at prices to be agreed upon at the time of sale. It may resell any notes it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

CIBC World Markets Corp. may use this prospectus supplement and the accompanying prospectus in the initial sale of any note. In addition, CIBC World Markets Corp. or any other affiliate of ours may use this prospectus supplement and the accompanying prospectus in a market-making transaction in any note after its initial sale. Unless CIBC World Markets Corp. informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

CIBC World Markets

May 28, 2003

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any terms supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

i

SUMMARY

        The following summary describes the notes we are offering in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable terms supplement.

        We may offer from time to time up to US$600,000,000 of the equity-linked notes described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States in accordance with applicable securities laws or both in and outside the United States simultaneously.

General terms of the notes

        We will describe the terms of each issue of notes in the applicable terms supplement. The notes will have the following general terms unless we specify otherwise in the applicable terms supplement.

  •
  Payments of principal and/or interest on the notes will be linked to the performance of a single reference equity security, baskets or indices of reference equity securities, baskets of indices of reference equity securities or commodity prices.

  •
  The notes may be optionally or mandatorily exchanged for equity securities of an issuer that is not affiliated with us or for the cash value of the reference equity securities, baskets or indices of reference equity securities, baskets of indices of reference equity securities or commodity prices to which the notes may be linked.

  •
  The notes will mature and will pay interest, if any, on the dates specified in the applicable terms supplement.

  •
  The notes will bear interest at a fixed rate, which may be zero, or at a rate subject to a formula that will be described in the applicable terms supplement.

  •
  The notes will be denominated in U.S. dollars.

  •
  The notes will constitute our unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

  •
  The notes will not be redeemable prior to their stated maturity.

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  We will use reasonable efforts to list the notes on a securities exchange.

Forms of the notes

        The notes will be issued in fully registered form and will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary, or by certificates issued in definitive form, as set forth in the applicable terms supplement. We will not issue notes originally represented by global securities as certificated securities except under the circumstances described in "Forms of Debt Securities—Global Securities" in the prospectus. For information on DTC's book-entry system, see "Clearance and Settlement" in this prospectus supplement.

How to reach us

        You may contact us at our principal executive offices at Canadian Imperial Bank of Commerce, Commerce Court, Toronto, Ontario, M5L 1A2, Canada, attention: Investor Relations (telephone number (416) 980-6657).

RISK FACTORS

        The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

        The notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the notes will be linked to the performance of the reference equity securities or an index of equity securities specified in the applicable terms supplement. Investing in the notes is not the equivalent of investing in the associated reference equity securities or index. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying terms supplement and prospectus, before investing in the notes.

The notes are not ordinary debt securities; the return is linked to equity securities.

        The notes combine features of equity and debt. The terms of the notes differ from those of ordinary debt securities in that the amount of interest we will pay you or the amount we will pay you at maturity will depend upon the market value of the reference equity securities or index of equity securities. The terms supplement for any notes will set forth the manner in which we will determine the payments of interest and maturity amount we will make. Accordingly, you may receive a greater or lesser return than you would receive on comparable debt securities that are not equity-linked. In addition, we may have the right to deliver to you shares of the reference equity security rather than cash. Under some circumstances, the market value of the reference equity security may be less than the principal amount of the notes and may be zero. Accordingly, you may lose some or all of the amount you invest in certain of our notes.

The market price of the notes will be influenced by unpredictable factors.

        The market price of the notes may move up or down between the date you purchase them and the date when we determine the amount to be paid to holders of the notes on the maturity date or any earlier redemption date. Therefore, you may sustain a loss, which may be significant, if you sell the notes in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the notes.

Various factors may affect the value of the notes.

        Factors that may influence the value of the notes include:

  •
  the market price on any day of the reference equity securities, indices of reference equity securities or commodity prices;

  •
  the frequency and magnitude of changes (volatility) in price of the reference equity securities, indices of reference equity securities or commodity prices;

  •
  the dividend rate on the reference equity securities (while not paid to holders of the notes, dividend payments, if any, on the securities may have an influence on the market price of the securities and therefore on the associated notes);

  •
  economic, financial, political and regulatory or judicial events that affect stock markets generally which may also affect the market price of the reference equity securities or index;

  •
  interest and yield rates in the market;

  •
  the time remaining to the maturity of the notes; and

  •
  the creditworthiness of CIBC.

If the market price of the reference equity securities or index changes, the market value of the associated notes may not change in the same manner.

        Owning the notes is not the same as owning the reference equity securities. Accordingly, the market value of your notes may not have a direct relationship with the market price of the reference equity securities or index and changes in the market price of the reference equity securities or index may not result in a comparable change in the market value of your notes. For example, the market value of your notes may not increase even if the price of the reference equity securities or index increases. It is also possible for the price of the reference equity securities or index to increase while the market price of your notes declines.

Trading and other transactions by our affiliates in the reference equity securities or options or in other derivative products on the reference equity securities or indices may impair the value of the associated notes.

        As described below under "Hedging," one or more of our affiliates may hedge our or its obligations under the notes by purchasing the reference equity securities, or options on those securities or other derivative instruments with returns linked to or related to changes in the value of the reference equity securities or index. One or more of our affiliates may also adjust these hedges by, among other things, purchasing or selling the reference equity securities, options or other derivative instruments at any time and from time to time. Any of these hedging activities may affect the price of the reference equity securities or index and, therefore, the value of associated notes. It is possible that one or more of our affiliates could receive substantial returns from these hedging activities while the value of the reference equity securities or index may decline.

        We or one or more of our affiliates may also engage in trading in the reference equity securities and other investments relating to the reference equity securities or indices on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could affect the price of the reference equity securities or index and, therefore, the value of the associated notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the reference equity securities or indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        The indenture governing the notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the reference equity securities or derivative instruments acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold the reference equity securities or derivative instruments for your benefit in order to enable you to exchange your notes for the associated reference equity securities or derivative commitments under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any of the reference equity securities or derivative commitments owned by us or our affiliates will be subject to the claims of our creditors generally and will not be available specifically for your benefit.

Amounts payable on the Notes may be limited by state law.

        New York State law governs the Indenture under which the notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

        While we believe that New York law would be given effect by a state or a federal court sitting outside New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the noteholders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

You have no shareholder rights in the reference equity securities.

        As a holder of notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the reference equity securities would have.

You will have more limited antidilution protection than if you invested directly in the reference equity securities.

        CIBC, as calculation agent for the notes, will adjust the amount of interest or the amount payable at maturity, as specified in the applicable terms supplement, for certain events affecting any reference index of equity securities, such as additions or subtractions of companies from the index, or any issuer of reference equity securities, such as stock splits and stock dividends and mergers. However, we may not be required to make an adjustment for every event that can affect the reference index or equity securities. If an event occurs that does not require us to adjust the amount payable at maturity in respect of the reference equity security or reference index of equity securities, the market price of the associated notes and the amount of interest or the principal amount payable at the maturity may be materially and adversely affected.

Our business activities may create conflicts of interest between you and us.

        As calculation agent, we will calculate the amount of interest and principal at maturity you will receive. We and one or more of our affiliates may, at present or in the future, engage in business with an issuer of reference equity securities or its competitors, including making loans to or equity investments in an issuer of reference equity securities or its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our affiliates' obligations and your interests. Moreover, we or one or more of our affiliates may have published and may in the future publish research reports on an issuer of reference equity securities or upon any reference index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities could influence our determinations as calculation agent or affect the price of the reference equity securities or index and, therefore, the value of the associated notes.

We, CIBC World Markets and our affiliates have no affiliation with the issuers of the reference equity securities, and are not responsible for public disclosure of information by an issuer of reference equity securities, whether contained in SEC filings or otherwise.

        We, CIBC World Markets and our affiliates are not affiliated with the issuers of the reference equity securities and have no ability to control or predict the actions of these issuers, including any corporate actions of the type that would require us to adjust the amount payable to you on the notes, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting the issuers of reference equity securities. The issuers of the reference equity securities will not be involved in the offer of the notes in any way and have no obligation to consider your interest as a holder of the notes in taking any corporate actions that might affect the value of the associated notes. The issuers of the reference equity securities may take actions that will adversely affect the value of the associated notes. None of the money paid for the notes will go to the issuers of the reference equity securities.

        Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the issuers of the reference equity securities contained in any terms supplement or in any publicly available filings made by the issuers of the reference equity securities. You should make your own investigation into the relevant issuers of the reference equity securities.

Significant aspects of the tax treatment of the notes are uncertain.

        You should also consider the tax consequences of investing in the notes. Significant aspects of the tax treatment of the notes may be uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or the Canada Customs and Revenue Agency (the "CCRA") regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement and any applicable terms supplement. Please read carefully the sections entitled "United States Federal Income Taxation" and "Canadian Federal Income Taxation" below and in the applicable terms supplement. You should consult your tax advisor about your own tax situation.

Secondary trading in the notes may be limited and may affect your ability to sell your notes.

        You should be willing to hold your notes until the maturity date. There may be little or no secondary market for the notes. Although we expect to list the notes on a national securities exchange, we are not obligated to do so. Even if we list an issue of notes on a national securities exchange, it is not possible to predict whether the notes will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Upon completion of any offering of an issue of notes, our affiliates may act as market makers for the notes of that issuer but they are not required to do so. If our affiliates do make a market in an issue of notes, they may stop making a market in the notes at any time.

ADDITIONAL RISKS

Additional risks specific to the notes will be detailed in the applicable terms supplements.

DESCRIPTION OF NOTES

        Investors should read carefully the general terms and provisions of our debt securities in "Description of the Debt Securities" in the prospectus. This section supplements that description. The terms supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in the "Description of the Debt Securities" section of the prospectus.

General Terms of Notes

        We will issue the notes under the Indenture dated                    , 2003 between us and Wilmington Trust Company, as trustee (the "Indenture"). The Indenture does not limit the amount of additional indebtedness that we may incur.

        The amount of payments of principal (and premium, if any) or interest or return, if any, on the notes will be linked to or determined with reference to the price change or the performance of (on specific dates or periods) a reference equity security, baskets or indices of reference equity securities, baskets of indices of reference equity securities or one or more commodity prices specified in the applicable terms supplement.

        Ranking.    The notes will be direct, unsecured and unsubordinated contractual obligations of CIBC and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. In the case of the insolvency of CIBC, the Bank Act provides that priorities among payments of deposit liabilities of CIBC (including payments in respect of the debt securities) and payments of all other liabilities are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities.

        Terms Specified in Terms Supplements.    A terms supplement will specify the following terms of any issuance of notes to the extent applicable:

  •
  the issue price (price to public);

  •
  the aggregate principal amount;

  •
  the denominations or minimum denominations;

  •
  the original issue date;

  •
  the stated maturity date and any terms related to any extension of the maturity date;

  •
  the single reference equity security, basket of reference equity securities, index of reference equity securities, baskets of indices of reference equity securities or commodity prices to which the notes are linked, which may be securities of U.S. or foreign entities or indices of securities of U.S. or foreign entities;

  •
  the rate (including any formula used to calculate such rate) per year at which the notes will bear interest, if any, and the dates on which interest will be payable;

  •
  whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

  •
  whether the notes may be optionally or mandatorily exchanged for a reference equity security or securities;

  •
  whether the notes will be listed on any securities exchange;

  •
  the events that may cause us to adjust the payment terms of the notes to reflect a change in any reference index or a corporate event involving the issuer of any reference equity securities, and the terms of any such adjustment; and

  •
  any other terms on which we will issue the notes.

Forms of Notes

        We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes.

        Book-Entry Notes.    For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Debt Securities—Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

        Each global certificate representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., a nominee of DTC. These certificates name DTC or its nominee as the owner of the notes. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of DTC's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of DTC's procedures for global notes representing book-entry notes is set forth in the prospectus under "Forms of Debt Securities—Global Securities." DTC has confirmed to us that it intends to follow these procedures. For additional information about these procedures see "Clearance and Settlement."

        Certificated Notes.    If we issue notes in certificated form, the certificates will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or for interests in book-entry notes.

        Replacement of Notes.    At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the trustee may be required before a replacement note will be issued.

Interest and Principal Payments

        Payments, Exchanges and Transfers.    Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the office of the paying agent in Wilmington, Delaware or New York, New York that we maintain for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Forms of the Debt Securities—Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is Wilmington Trust Company, acting through its corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. We refer to Wilmington Trust Company, acting in this capacity, as the paying agent.

        We will not be required to:

  •
  register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased,

  •
  register the transfer of notes or exchange notes to be redeemed, for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption, or

  •
  register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

        No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

        Recipients of Payments.    The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. The "record date" for any interest payment date is the date one business day prior to that interest payment date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than fifteen calander days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

        Book-Entry Notes.    The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of DTC. We also expect that payments by DTC's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

        Certificated Notes.    Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make payments of interest either:

  •
  by check mailed to the address of the person entitled to payment as shown on the note register; or

  •
  for a holder of at least US$10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

        U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

Equity-Linked Notes

        Each note will bear interest, if any, from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment or at a rate subject to a formula that will be described in the applicable terms supplement.

        How Interest Is Calculated.    Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months.

        How Interest Accrues.    Interest on notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a terms supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "—If a Payment Date is Not a Business Day."

        When Interest Is Paid.    Payments of interest on notes will be made on the interest payment dates specified in the applicable terms supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

        Amount of Interest Payable.    Interest payments for notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

        If a Payment Date is Not a Business Day.    If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

        A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in Toronto, Ontario, Wilmington, Delaware or New York, New York.

Exchangeable Notes

        We may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

  •
  the equity securities of an entity not affiliated with us;

  •
  a basket of those securities;

  •
  an index or indices of those securities; or

  •
  any combination (or the cash value thereof) of the above.

        The exchangeable notes may or may not bear interest or may be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

        Optionally Exchangeable Notes.    If the notes you purchase are optionally exchangeable, you will have the option, during a specified period, or at specific times, to exchange your notes for the underlying equity securities at a specified rate of exchange. If specified in the applicable terms supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If you do not elect to exchange your optionally exchangeable notes prior to maturity or any applicable redemption date, you will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

        Mandatorily Exchangeable Notes.    If the notes you purchase are mandatorily exchangeable, you must exchange the notes for the underlying equity securities at a specified rate of exchange, and, therefore, depending upon the value of the underlying equity securities at maturity, you may receive more or less than the principal amount of the notes at maturity. If so indicated in the applicable terms supplement, the specified rate at which you may exchange a mandatorily exchangeable note may vary depending on the value of the underlying equity securities so that, upon exchange, you will participate in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying equity securities. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require you to exchange your notes for the underlying equity securities.

        Payments upon Exchange.    The terms supplement will specify if upon exchange, at maturity or otherwise, you may receive, at the specified exchange rate, either the underlying reference equity securities or the cash value of the underlying reference equity securities upon exchange of your exchangeable notes. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable terms supplement.

        Special Requirements for Exchange of Global Securities.    If an optionally exchangeable note is represented by a global note, DTC's nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that DTC's nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

Redemption and Repayment of Notes

        Optional Redemption by CIBC.    The terms supplement will indicate the terms of any option that we may have to redeem the notes prior to their maturity. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable terms supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes will not be subject to any sinking fund unless otherwise stated in the applicable terms supplement.

        Repayment at Option of Holder.    If applicable, the terms supplement relating to each note will indicate that you have the option to require us to repay the note on a specified date or dates prior to their maturity date. The repayment price will be specified in the terms supplement.

        For CIBC to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

  •
  the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

  •
  a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

        You may not revoke your exercise of the repayment option for a note. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

        Special Requirements for Optional Repayment of Global Notes.    If a note is represented by a global note, DTC or DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the deadline by which an instruction must be given in order for timely notice to be delivered to DTC.

        Open Market Purchases by CIBC.    We or one of our affiliates may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation. We will comply with the requirements under applicable securities laws or regulations in connection with any repurchase.

        Tax Redemption.    Unless otherwise indicated in the applicable terms supplement, we have the right to redeem, in whole but not in part, any of the notes at our option at any time prior to maturity, upon the giving of a notice of redemption as described below if we have or will become obligated to pay additional amounts with respect to any such notes as described below under "—Payment of Additional Amounts." If we exercise this right, the redemption price of the notes will be determined in the manner described in the applicable terms supplement. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

  •
  a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

  •
  an opinion of independent counsel or written advise of a qualified tax expert, such counsel or expert being reasonably acceptable to the trustee, to such effect based on such statement of facts;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of such notes were then due. Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Clearance and Settlement—Notices" below.

Payment of Additional Amounts

        Unless otherwise indicated in the applicable terms supplement, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is resident in the United States (for purposes of The Canada-United States Tax Convention (1980)) as may be necessary in order that every net payment of the principal of and interest on such security and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

  •
  any such tax, assessment or other governmental charge that would not have been so imposed but for a connection (including, without limitation, carrying on business in Canada or a Province of Canada or having a permanent establishment or fixed base in Canada or a Province of Canada) between such owner or the beneficial owner of a note and Canada or a political subdivision or taxing authority of or in Canada, other than merely holding such note or receiving payments with respect to such notes;

  •
  any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge with respect to such note;

  •
  any tax, assessment or other governmental charge imposed by reason that such owner or beneficial owner of a note does not deal at arm's length within the meaning of the Income Tax Act (Canada) with us;

  •
  any tax, assessment or other governmental charge that is levied or collected otherwise than by withholding from payments on or in respect of any such note;

  •
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any such security, if such payment can be made without such withholding by at least one other paying agent;

  •
  any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such security, if such compliance is required by Canada or any political subdivision or taxing authority of or in Canada as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

  •
  any combination of the items listed above;

nor shall additional amounts be paid with respect to any payment on a note to a resident of the United States (for purposes of The Canada-United States Income Tax Convention (1980)) who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the security directly.

HEDGING

        In anticipation of the sale of the notes, we or our affiliates may enter into hedging transactions involving purchases or sales of any of the reference equity securities and listed or over-the-counter options on any of the reference equity securities or indices. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  •
  acquire or dispose of any of the reference equity securities or other securities of the issuers of the reference equity securities;

  •
  take or dispose of positions in listed or over-the-counter options, futures or equity swaps or other instruments based on any of the reference equity securities or indices; and

  •
  take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the U.S. equity markets.

        We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

        We or our affiliates may close out our hedging positions on or before the maturity date of the notes. That step may involve sales or purchases of any of the reference equity securities, listed or over-the-counter options on any of the reference equity securities or listed or over-the-counter options or other instruments based on indices designed to track the performance of the U.S. equity market, or one or more of its components.

        The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" above for a discussion of these adverse effects.

CLEARANCE AND SETTLEMENT

        We have obtained the information in this section from sources we believe to be reliable, including from DTC, Euroclear Bank S.A./N.V. as operator of the Euroclear system ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking Luxembourg"), but we take no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC's, Euroclear's or Clearstream Banking Luxembourg's performance of their obligations under their rules and procedures; nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

  The Depository Trust Company

        DTC is:

  •
  a limited-purpose trust company organized within the meaning of the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by The Depository Trust & Clearing Corporation, which in turn is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

        According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

  Euroclear and Clearstream Banking Luxembourg

        Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

  Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg

        We will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

        You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, as participants in DTC, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants' beneficial interests in the book-entry security in their customers' securities accounts with their depositaries.

        These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

        We and the trustee generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once we and the trustee make payments to the registered holders, we and the trustee will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

        DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. Euroclear's or Clearstream Banking Luxembourg's ability to take actions as a holder under the notes or the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

        The trustee will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

        DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

        Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

        When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear's or Clearstream Banking Luxembourg's account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

        Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

        As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant's account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes that the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

        Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

        Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to value date (which will be the preceding day if the settlement occurs in

New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

        If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

        Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should bond that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

  (a)
  borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system's customary procedures;

  (b)
  borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower's Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

  (c)
  staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

Notices

        Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to DTC, as holder of the registered global securities, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of DTC and its direct and indirect participants, including Clearstream Banking Luxembourg and the Euroclear.

        See also "Plan of Distribution—Notes Offered on a Global Basis."

UNITED STATES FEDERAL INCOME TAXATION

        The following summary is based on the advice of Mayer, Brown, Rowe & Maw and describes certain of the principal United States federal income tax consequences resulting from the beneficial ownership of notes. This summary does not purport to consider all the possible U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and is not intended to reflect the individual tax position of any beneficial owner. The summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. It deals only with notes held as capital assets by initial purchasers (unless otherwise specified) and does not purport to deal with purchasers in special tax situations, such as financial institutions, tax exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. The summary does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the notes or the holders of the notes.

        Prospective purchasers of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. Holders

        As used in this prospectus supplement, the term "U.S. holder" means a beneficial owner of a note who or which, for U.S. federal income tax purposes, is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state thereof, including the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if both (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons (as defined in the Code) have the authority to control all of its substantial decisions, or a trust that has made a valid election under Treasury regulations to be treated as a domestic trust.

        As used in this prospectus, the term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder. In the case of a holder of notes that is a partnership for U.S. federal income tax purposes, each partner will take into account its allocable share of income or loss from the notes, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

        Payments of Interest.    Subject to the discussion below, payments of interest on a note will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

        General.    The following summary is a general discussion of the U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of notes issued with original issue discount, which we refer to as discount notes. Special rules apply to original issue discount on a discount note that is denominated in a non-U.S. currency. See "—Non-U.S. Currency Notes—Original Issue Discount."

        For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally defined as 1/4 of 1-percent of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity). The issue price of each note in an issue of notes is the first price at which a substantial amount of such issue of notes has been sold (ignoring sales to brokers, dealers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note generally is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

        Payments of qualified stated interest on a note are taxable to a U.S. holder as ordinary interest income at the time when such payments are accrued or are received, in accordance with the U.S. holder's regular method of tax accounting. A U.S. holder of a discount note having a maturity of more than one year from the date of issue must include original issue discount in income as ordinary interest for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. holder of a discount note is the sum of the daily portions of original issue discount with respect to such discount note for each day during the taxable year on which such U.S. holder held such discount note. The "daily portions" of original issue discount on any discount note are determined by allocating to each day in an accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the discount note as long as (i) each accrual period is no longer than one year, and (ii) each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a discount note at the beginning of the first accrual period is its issue price. Thereafter, the "adjusted issue price" of a discount note is the sum of the issue price plus the amount of original issue discount previously includible in the gross income of the holder reduced by the amount of any payment previously made on the discount note other than a payment of qualified stated interest. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

        Acquisition Premium.    A U.S. holder who purchases a discount note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be considered to have purchased the discount note at an "acquisition premium." Under the acquisition premium rules, the daily portions of original issue discount which a U.S. holder must include in its gross income with respect to such discount note will be reduced by an amount equal to the daily portion of the original issue discount for such day multiplied by the acquisition premium fraction. The numerator of the "acquisition premium fraction" is the excess of the U.S. holder's adjusted basis in the note immediately after its purchase over the adjusted issue price of the note, and the denominator is the sum of the daily portions for such note for all days after the date of purchase and ending on the stated maturity date (i.e., the total original issue discount remaining on the note).

        Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued original issue discount, a U.S. holder of a note may elect to compute original issue discount by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method described above in "—Original Issue Discount—General." Prior to making this election, U.S. holders of notes should consult their own tax advisors concerning the potential U.S. federal income tax consequences to their particular situations.

        Notes Subject to Contingencies.    For purposes of determining the yield to maturity on a note, if CIBC or the U.S. holder has an unconditional option to cause payments on a note to be made under an alternative payment schedule or schedules, then (i) in the case of an option of CIBC, CIBC will be deemed to exercise or not exercise the option in a manner that minimizes the yield on the note, and (ii) in the case of an option of the U.S. holder, the U.S. holder will be deemed to exercise or not exercise the option in a manner that maximizes the yield on the note.

        If an option is exercised, or not exercised, contrary to the assumptions made pursuant to the rules described above (i.e., a change in circumstances), then, solely for purposes of the accrual of original issue discount, the yield to maturity of the note is redetermined by treating the note as reissued on the date of the change of circumstances for an amount equal to its adjusted issue price on that date.

        Election to Treat all Interest as Original Issue Discount.    A U.S. holder of a note may elect to include in gross income all interest that accrues on the note by using the constant yield method described in "—Original Issue Discount—General" with certain modifications. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

        In applying the constant yield method to a note with respect to which this election has been made, (a) the issue price of the note will equal the electing U.S. holder's adjusted basis on the note immediately after acquisition, (b) the issue date of the note will be the date of acquisition by the electing U.S. holder, and (c) no payments on the note will be treated as payments of qualified stated interest. The election must be made for the taxable year in which the U.S. holder acquires the note and will generally apply only to the note (or notes) identified by the U.S. holder in a statement attached to the holder's timely filed U.S. federal income tax return. The election may not be revoked without the consent of the IRS. If a U.S. holder makes the election with respect to a note with "amortizable bond premium" (as described in "—Amortizable Bond Premium"), then the electing U.S. holder is deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the note (with respect to which the election is made) is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

        If the election to apply the constant yield method to all interest on a note is made with respect to a "market discount note" (as described in "—Market Discount"), the electing U.S. holder will be deemed to have made an election to include market discount in income currently over the life of all debt instruments held in the year the election applies and all subsequent tax years. The election to currently include market discount in income may not be revoked without the consent of the IRS. Prior to making an election to treat all income of a note (or other debt instrument) as original issue discount, U.S. holders should consult with their own tax advisors as to the consequences resulting from such an election with respect to their own particular situations.

Short-Term Notes

        Generally, an individual or other cash basis U.S. holder of notes having a fixed maturity date not more than 1 year from the date of issue is not required to accrue original issue discount for U.S. federal income tax purposes unless it elects to do so. An election by a cash basis U.S. holder applies to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies, and for all subsequent taxable years unless the consent is secured from the IRS to revoke the election. Accrual basis U.S. holders and certain other U.S. holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. holders who hold short-term notes as part of certain identified hedging transactions, certain pass-through entities and cash basis U.S. holders who so elect, are required to accrue original issue discount on short-term notes on either a straight-line basis or, at the election of the U.S. holder, under the constant yield method (based on daily compounding). In the case of a U.S. holder not required and not electing to include original issue discount in income currently, any gain realized on the sale or retirement of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. U.S. holders who are not required and do not elect to accrue original issue discount on short-term notes will be required to defer deductions for interest on borrowings allocable to short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

Contingent Payment Notes

        General.    Certain of the equity-linked notes will likely be characterized as contingent payment debt instruments ("CPDIs") for U.S. federal income tax purposes. U.S. holders of CPDIs are required to accrue interest income over time based upon a projected payment schedule that is derived from the issuer's cost of capital for fixed-rate non-contingent debt instruments. The primary method for such accrual is the non-contingent bond method. Under the non-contingent bond method, the issuer of a CPDI is required to calculate the yield it would reasonably be expected to pay on a non-contingent fixed-rate debt instrument and then construct a projected payment schedule of all contingent and non-contingent payments on the instrument that produces the comparable yield. The projected payment schedule is then used to determine the amount of original issue discount that can be included in income by a U.S. holder on a CPDI during a tax year, as well as to make positive and negative adjustments to such amount in order to arrive at the interest income or ordinary loss to be included in the U.S. holder's income for the tax year.

        The amount of interest that accrues on a CPDI is required to be adjusted upward or downward to reflect differences between the actual and projected amounts of the contingent payments. These periodic positive and negative adjustments determine the amount of interest income or, in general, ordinary loss to U.S. holders of CPDIs during a particular accrual period. If the actual amount of a contingent payment is more than its projected amount, the difference is a positive adjustment on the date of the payment. If the amount of a contingent payment is less than its projected amount, the difference is a negative adjustment on the date of the payment. The U.S. holder accounts only for those adjustments that occur during a taxable year in which it holds a CPDI. The amount, if any, by which total positive adjustments on a CPDI exceed the total negative adjustments in the taxable year is a net positive adjustment. A net positive adjustment is generally treated as additional interest for the taxable year. The amount, if any, by which total negative adjustments on a CPDI exceed the total positive adjustments in the taxable year is a net negative adjustment. A U.S. holder's net negative adjustment on a CPDI for a taxable year is treated as follows: (i) first, it reduces the amount of interest for the taxable year that the U.S. holder would otherwise account for on the CPDI, then (ii) if the net negative adjustment exceeds the interest that would otherwise be taken into account, the excess is treated as an ordinary loss by the U.S. holder. However, the amount treated as ordinary loss is limited to the amount of interest income recognized by the U.S. holder on the CPDI in prior taxable years reduced by the total amount of the net negative adjustments treated as ordinary loss on the CPDI in prior taxable years. If the net negative adjustment exceeds the sum of the amounts treated as a reduction of interest and as ordinary loss on the CPDI for the taxable year, the excess is a negative adjustment carryforward. In general, a U.S. holder treats a negative adjustment carryforward for a taxable year as a negative adjustment on the CPDI on the first day of the succeeding taxable year. However, if a holder of a CPDI has a negative adjustment carryforward on the CPDI in a taxable year in which the CPDI is sold, exchanged, or retired, the negative adjustment carryforward reduces the U.S. holder's amount realized on the sale, exchange, or retirement.

        Sale, Exchange or Retirement.    In general, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a CPDI is interest income. Any loss so recognized by a U.S. holder is in general ordinary loss to the extent that the total interest inclusions on the CPDI exceed the total net negative adjustments the U.S. holder already accounted for as ordinary loss. Any additional loss is treated as loss from the sale, exchange, or retirement of the CPDI. If at the time of the sale, exchange, or retirement there are no remaining contingent payments due on the CPDI under the projected payment schedule, then any gain or loss recognized by the U.S. holder is generally treated as gain or loss from the sale, exchange, or retirement of the CPDI.

        For purposes of determining the amount realized by a U.S. holder on the scheduled retirement of a CPDI, a U.S. holder is treated as receiving the projected amount of any contingent payment due at maturity. If the amount received is different from the projected amount, the difference is treated as a positive or negative adjustment, as discussed above. The amount realized by a U.S. holder on the retirement of a CPDI is reduced by any negative adjustment carryforward determined in the taxable year of the retirement. An unscheduled retirement of a CPDI (or the receipt of a pro rata prepayment that is treated as a retirement of a portion of a CPDI) is treated as a repurchase of the CPDI by the issuer from the U.S. holder for the amount paid.

Market Discount

        A note, other than a short-term note, will be treated as purchased at a market discount (a "market discount note") if the amount for which a U.S. holder purchased the note is less than

  •
  the note's issue price (as determined above under "—Original issue Discount—General"),

  •
  the note's stated redemption price at maturity (in the case of a subsequent purchaser), or

  •
  the note's "revised issue price" (in the case of a discount note),

and such excess is greater than or equal to 1/4 of 1-percent of such note's stated redemption price at maturity multiplied by the number of complete years to the note's maturity. If such excess is not sufficient to cause the note to be a market discount note, then such excess constitutes de minimis market discount.

        The Code provides that, for these purposes, the "revised issue price" of a note generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the note.

        Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such note. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the note. Such election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first year to which the election applies and may not be revoked without the consent of the IRS.

        Market discount accrues on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant yield basis. Such an election shall apply only to the note with respect to which it is made and may not be revoked without the consent of the IRS. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of or partial payment of principal on such note.

Amortizable Bond Premium

        Generally, a U.S. holder that purchases a note for an amount that is in excess of the sum of all amounts payable on the note after its acquisition date (other than payments of qualified stated interest) will be considered to have purchased the note with "amortizable bond premium" equal to such excess. A U.S. holder of such a note will not be subject to the original discount rules and may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset qualified stated interest otherwise required to be included in respect of the note with respect to an accrual period by the bond premium allocable to the accrual period. If the bond premium allocable to the accrual period exceeds the qualified stated interest allocable to the accrual period, the excess is treated as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction on the note in prior accrual periods. If the bond premium allocable to an accrual period exceeds the sum of the qualified stated interest allocable to the accrual period and the amount treated as a bond premium deduction for the accrual period as described above, the excess is carried forward to the next accrual period and is treated as bond premium allocable to that period. Special rules apply to the determination of the amortization of bond premium on notes that provide for certain contingencies. Any election to amortize bond premium with respect to any note (or general debt obligation) applies to all taxable debt obligations held by the holder at the beginning of the first taxable year to which the election applies and to all debt obligations thereafter acquired in all subsequent tax years. The election may not be revoked without the consent of the IRS.

Sale, Exchange or Retirement of a Note

        Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal such U.S. holder's initial investment in the note increased by any original issue discount included in income and any accrued market discount included in income, decreased by the amount of any payments that are not deemed qualified stated interest payments and any amortizable bond premium applied to reduce interest with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note has been held for more than one year at the time of such sale, exchange or retirement.

Foreign Tax Credit

        Interest and Original Issue Discount.    Interest paid on, and any original issue discount accrued with respect to, notes will constitute income from sources outside the United States, and, with certain exceptions, will be grouped together with other items of "passive" income, for purposes of computing the foreign tax credit allowable to a U.S. holder. If the interest or original issue discount is subject to a withholding tax imposed by a foreign country at a rate of 5% or more, the interest or original issue discount may be considered "high withholding tax interest" for purposes of computing the foreign tax credit. If a U.S. holder is predominantly engaged in the active conduct of a banking, insurance, financing or similar business, the interest or original issue discount may be considered "financial services income" for purposes of computing the foreign tax credit.

        Effect of Withholding Taxes.    A U.S. holder will be required to include foreign withholding taxes, if any, imposed on payments on a note (including any additional amounts payable by CIBC on the note with respect to such foreign withholding taxes) in gross income as interest income. Such treatment will be required regardless of whether, as will generally be true, CIBC is required to pay additional amounts so that the amount of Canadian withholding taxes does not reduce the net amount actually received by the holder of the note.

        Subject to certain limitations, a U.S. holder may be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for foreign income taxes withheld by CIBC (which, as described above, would include the amount of any additional amounts paid by CIBC with respect to such foreign taxes). A U.S. holder may be required to provide the IRS with a certified copy of the receipt evidencing payment of withholding tax imposed in respect of payments on a note in order to claim a foreign tax credit in respect of such foreign withholding tax.

        Potential purchasers of notes should carefully consider the applicable terms supplement for information regarding the U.S. federal income tax consequences of payments by CIBC of Canadian withholding or other taxes and of additional amounts.

Non-U.S. Holders

        Subject to the discussion of backup withholding below, (a) payment of principal, premium, redemption amount and interest by the Company or any paying agent to a non-U.S. holder will not be subject to U.S. federal income or withholding tax, (b) gain realized by a non-U.S. holder on the sale or redemption of the notes is not subject to U.S. federal income tax or withholding tax and (c) the notes are not subject to U.S. federal estate tax, if held by an individual who was a non-U.S. holder at the time of his death.

        Special rules may apply in the case of non-U.S. holders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or long-term residents of the United States, "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations, each within the meaning of the Code, or (iii) certain non-resident alien individuals who are present in the United States for 183 days or more during a taxable year. Such persons are urged to consult their U.S. tax advisors before purchasing notes.

Information Reporting and Backup Withholding

        For each calendar year in which the notes are outstanding, each DTC participant or indirect DTC participant holding an interest in a note on behalf of a beneficial owner of a note and each paying agent making payments in respect of a registered note will generally be required to provide the IRS with certain information, including such beneficial owner's name, address, taxpayer identification number (either such beneficial owner's Social Security number, its employer identification number or its IRS individual taxpayer identification number, as the case may be), and the aggregate amount of interest (including original issue discount) and principal paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners, including corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

        In the event that a beneficial owner of a note fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, the DTC participant or indirect DTC participant holding such interest on behalf of such beneficial owner or paying agent making payments in respect of a note may be required to "backup" withhold a tax at the current rate of 30% (subject to reduction in subsequent years) of each payment of interest and principal with respect to notes. This backup withholding tax is not an additional tax and may be credited against the beneficial owner's U.S. federal income tax liability if the required information is furnished to the IRS. Compliance with the identification procedures contained in IRS Form W-8 BEN (or other similar form) will establish an exemption from information reporting and backup withholding for those non-U.S. holders who are not exempt recipients.

        Prospective purchasers of notes are advised to consult their own tax advisers as to the consequences of a purchase and sale of notes, including, without limitation, (i) the applicability and effect of any state, local or non-U.S. tax laws to which they may be subject, and of any legislative or administrative changes in law, (ii) the U.S. federal income tax consequences of CIBC's withholding of foreign withholding taxes (and of the payment by CIBC of additional amounts with respect thereto) and (iii) the availability of a credit or deduction for foreign withholding taxes.

CANADIAN FEDERAL INCOME TAXATION

        The following summary is based on the advice of Blake, Cassels & Graydon LLP and describes certain of the principal Canadian federal income tax considerations generally applicable to a holder of a note who, for the purposes of the Income Tax Act (Canada), which we refer to as the "Act," and at all relevant times, is neither resident nor deemed to be resident in Canada, deals at arm's length with CIBC, does not use or hold and is not deemed to use or hold the note in or in the course of carrying on a business in Canada and is not a non-resident insurer which carries on business partly in Canada and partly outside Canada. We refer to such holders in this prospectus as "Non-Resident Holders."

        This summary is based upon the current provisions of the Act and the regulations thereunder (which we refer to as the "Regulations") in force on the date hereof and takes into account all specific proposals to amend the Act and the Regulations publicly announced prior to the date hereof by the Minister of Finance for Canada and the current published assessing practices and administrative policies of the CCRA. This summary does not otherwise take into account or anticipate any other changes in law or in the practices or policies of the CCRA whether by legislative, governmental or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

        This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult their own tax advisers with respect to their particular situations.

        Interest paid or credited or deemed to be paid or credited by CIBC on a note issued by CIBC to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where,

  (i)
  such interest is payable in a currency other than Canadian currency, such note is issued by a branch or office of CIBC in a country other than Canada and such interest is deductible in computing the income of CIBC from its business carried on in such country for purposes of the Act;

  (ii)
  such interest is payable in a currency other than Canadian currency and such note evidences a deposit with CIBC which is not repayable in Canadian currency; or

  (iii)
  under the terms and conditions of a series of notes issued pursuant to a particular terms supplement or any agreement relating to such notes CIBC may not under any circumstances be obliged to repay more than 25% of the aggregate principal amount of the notes of such series within five years from the date of issue of the particular series except, generally, in the event of a failure or default under such notes or a related agreement;

unless all or any portion of such interest (other than interest on a prescribed obligation described below) is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation.

        A prescribed obligation for this purpose is an "indexed debt obligation," as defined in the Act, in respect of which no amount payable is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or by reference to dividends paid or payable to shareholders of any class or series of shares. An "indexed debt obligation" is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money. All or a portion of an adjustment to an amount payable in respect of such an obligation may be treated for purposes of the Act as being paid or credited by CIBC as interest on such obligations.

        In the event that a note issued by CIBC is redeemed, cancelled, repurchased or purchased by CIBC or any other resident or deemed resident of Canada from a Non-Resident Holder, or otherwise assigned or transferred by a Non-Resident Holder to a resident or deemed resident of Canada, for an amount which exceeds, generally, the issue price thereof, the difference between the price for which such Note is redeemed, cancelled, repurchased or purchased or otherwise assigned or transferred and the issue price may, in certain circumstances, be deemed to be interest and may be subject to non-resident withholding tax if the note is not considered to be an "excluded obligation" as defined by subsection 214(8) of the Act and such interest is not otherwise exempt from non-resident withholding tax. Notes, the interest in respect of which is exempt from Canadian withholding tax because they are described in (i), (ii) or (iii) above, will be "excluded obligations" for this purpose.

        Generally, there are no other taxes on income (including taxable capital gains) payable in respect of a note or interest, discount or premium thereon by a Non-Resident Holder who is not otherwise required by or for the purposes of the Act to include an amount in respect of the notes in computing income from carrying on a business in Canada and to whom the note is not a designated insurance property within the meaning of the Act.

        The applicable terms supplement will contain a summary of the Canadian withholding tax treatment of amounts paid or credited on the notes by CIBC. Such summary contained in the applicable terms supplement may, to the extent indicated therein, supersede the information contained in this section. Unless otherwise set forth in the applicable terms supplement, no other tax on income (including taxable capital gains) is payable under the Canadian Act by an owner of notes in respect of the holding or disposition of the notes.

PLAN OF DISTRIBUTION

        We will offer the notes on a continuing basis through CIBC World Markets Corp., which we refer to as the "agent," who has agreed to use reasonable efforts to solicit offers to purchase the notes. We will have the sole right to accept offers to purchase these notes and may reject an offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes.

        We may also sell these notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale. The agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable terms supplement. An agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable terms supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

        The agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.

        We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

        We may also appoint agents other than or in addition to CIBC World Markets with respect to the notes. Any other agents will be named in the applicable terms supplements and those agents will enter into a distribution agreement similar to the one we have entered into with CIBC World Markets. The other agents may be affiliates or customers of CIBC and may engage in transactions with and perform services for CIBC in the ordinary course of business. CIBC World Markets may resell notes to or through another of our affiliates, as selling agents.

        The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We may not list the notes on a securities exchange or quotation system. We have been advised by CIBC World Markets that it intends to make a market in the notes. However, neither CIBC World Markets nor any of our other affiliates nor any other agent named in the terms supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

        CIBC World Markets Corp. is an indirect wholly-owned subsidiary of CIBC. The agent will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distributing of notes of an affiliate. Neither the agent nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

        This prospectus supplement may be used by CIBC World Markets Corp., any of our other affiliates or any other agent in connection with offers and sales of the notes in market-making transactions. A market-making transaction is one in which CIBC World Markets Corp., another of our affiliates or any other agent resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under "Plan of Distribution."

        Unless we or any of the agents inform you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

        You will receive information about the trade and settlement dates, as well as the purchase price, for a market-making transaction in a separate confirmation of sale.

        The aggregate initial offering price specified on the cover of this prospectus supplement relates to the initial offering of new notes we may issue on and after the date of this prospectus supplement. This amount does not include notes that may be resold in market-making transactions. The latter include notes that we may issue going forward as well as notes we have previously issued.

        In this prospectus supplement, the term "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

        In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of any other notes the prices of which may be used to determine payments on these notes. Specifically, the agents may overallot in connection with any offering of these notes, creating a short position in these notes for their own account. In addition, to cover overallotments or to stabilize the price of these notes or of any other notes, the agent may bid for, and purchase, these notes or any other notes in the open market. Finally, in any offering of these notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

Notes Offered on a Global Basis

        If the applicable terms supplement indicates that any of our notes will be offered on a global basis, such registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make such offers.

        The agent has represented and agreed, and any other agent through which we may offer such notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable terms supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall not have responsibility in that regard.

        Purchasers of any notes offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

LEGAL MATTERS

        Blake, Cassels & Graydon LLP will pass upon certain legal matters relating to the offering with respect to Canadian law for CIBC and Mayer, Brown, Rowe & Maw will pass upon certain legal matters relating to the offering with respect to U.S. law. Mayer, Brown, Rowe & Maw may rely on the opinion of Blake, Cassels & Graydon LLP as to all matters of Canadian law.

PROSPECTUS

US$600,000,000

Canadian Imperial Bank of Commerce

DEBT SECURITIES

        We may offer debt securities from time to time. This prospectus describes the general terms of these debt securities and the general manner in which we will offer the debt securities.

        The specific terms of any debt securities we offer will be included in one or more supplements to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the debt securities.

        This prospectus also relates to market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially offered and sold.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        The debt securities will not be insured under the Canadian Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may use this prospectus in the initial sale of these securities. In addition, we or our affiliates may use this prospectus in a market-making transaction in any of these securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

CIBC WORLD MARKETS

May 28, 2003

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to as the SEC, using the "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that can be offered. Each time we sell securities, we will provide prospective investors with one or more prospectus supplements that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information we incorporate by reference or provide in this prospectus or the relevant prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. The terms "CIBC," "we," "us," and "our" refer to Canadian Imperial Bank of Commerce and its subsidiaries including, in the applicable context, its branches or agencies outside Canada, as contemplated in this prospectus and the applicable prospectus supplement.

        Unless otherwise specified, all references to "U.S. dollars," or "US$" are to the currency of the United States, and references to "Canadian dollars" and "C$" are to the currency of Canada. This prospectus contains translations of Canadian dollar amounts into U.S. dollars solely for the convenience of the reader. Unless otherwise specified, those amounts presented in U.S. dollars are translated from the Canadian dollar amounts at the rate of US$0.6421 per Canadian dollar, the Bank of Canada closing rate for U.S. dollars as at October 31, 2002. The corresponding Bank of Canada closing rate as at April 11, 2003 was US$0.6880 per Canadian dollar. These currency conversions should not be construed as representations that the Canadian dollar amounts actually represent such U.S. dollar amounts. Additionally, these conversions should not be construed as representations that these Canadian dollar amounts have been, could have been or could be converted into U.S. dollars at those or any other rates of exchange.

ii

SUMMARY

        We may offer debt securities from time to time in one or more series under an indenture. The following summary describes the debt securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

Debt Securities, Indenture and Form

        We will offer our debt securities to investors on terms determined by market and other conditions. Our debt securities may be sold for U.S. dollars or foreign currency. Principal of and any premium or interest on our debt securities may be payable in U.S. dollars or foreign currency (other than Canadian dollars), as we specifically designate in the related prospectus supplement.

        Our debt securities will be unsecured and unsubordinated in priority of payment. Our debt securities will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

        The debt securities will be issued under an indenture between us and Wilmington Trust Company as trustee. The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. We have summarized the material features of the indenture under the heading "Description of the Debt Securities." We encourage you to read the indenture, which is an exhibit to our registration statement No. 333-104577.

        Unless a prospectus supplement states otherwise, we will issue debt securities in fully registered form and generally in global form. We will issue certificates to evidence the beneficial interests of holders of the global notes only in limited circumstances.

Terms Specified in Prospectus Supplements

        When we decide to sell particular debt securities, we will prepare one or more prospectus supplements describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and any applicable prospectus supplement.

        In any prospectus supplement, we will specify the aggregate principal amount, the purchase price, the maturity, the redemption, the interest rate or the manner of calculating the interest rate, the time of payment of interest, if any, the listing, if any, on a securities exchange and any other specific terms of such debt securities. We will also provide the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States, may include CIBC World Markets Corp., an indirect wholly-owned subsidiary of ours.

Market-Making by Our Indirect Wholly-owned Subsidiary

        Following the initial distribution of an offering of securities, CIBC World Markets Corp. may offer and sell those securities in the course of its business as a broker-dealer. It may act as a principal or agent in these transactions and will use this prospectus and the applicable prospectus supplement in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and special reports with the SEC from time to time. You can obtain our SEC filings over the Internet at the SEC's website at http://www.sec.gov, but only the filings we specify below as being incorporated by reference are part of this prospectus. You may also read and copy the documents that we file with the SEC at its public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference facilities.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and/or our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        Our common shares, without par value, are listed on the New York Stock Exchange, Inc. under the symbol "BCM" and the Toronto Stock Exchange under the symbol "CM." You may inspect information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The SEC allows us to incorporate by reference information we file with it. This means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference some of our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below that have been filed with the SEC:

  •
  Annual Report on Form 40-F for the fiscal year ended October 31, 2002; and

  •
  Report on Form 6-K for fiscal quarter ended January 31, 2003, filed February 27, 2003.

        We will also incorporate by reference all future annual reports on Form 40-F that we file with or furnish to the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities. In addition, we will incorporate by reference some future reports on Form 6-K (which may be filed after the date of the filing of this registration statement and before its effectiveness), but only to the extent indicated in those reports.

        You can request a copy of the documents referred to above, excluding exhibits that are not specifically incorporated by reference, at no cost, by writing or telephoning us at the following address:

  Canadian Imperial Bank of Commerce
  Commerce Court
  Toronto, Ontario
  Canada M5L1A2
  Attention: Investor Relations
  (416) 980-6657

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that are incorporated in this prospectus by reference, contains forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our operations, business lines, financial condition, risk management, priorities, targets, ongoing objectives, strategies and outlook for 2003 and subsequent periods. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and other similar expressions or future or conditional verbs such as "will," "should," "would" and "could." A forward-looking statement is subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond our control, affect our operations, performance and results and our business lines, and could cause actual results to differ materially from the expectations expressed in any of our forward-looking statements. These factors include:

  •
  current, pending and proposed legislative or regulatory developments in the jurisdictions where we operate including pending developments in Canadian laws regulating financial institutions and U.S. regulatory changes affecting foreign companies listed on a U.S. exchange;

  •
  political conditions and developments, including conflict in the Middle East and the war on terrorism;

  •
  weakened market conditions;

  •
  intensifying competition from established competitors and new entrants in the financial services industry;

  •
  technological change;

  •
  global capital market activity;

  •
  interest rate fluctuation;

  •
  currency value fluctuation;

  •
  general economic conditions worldwide, as well as in Canada, the United States and other countries where we have operations;

  •
  the impact of the events of September 11, 2001;

  •
  changes in market rates and prices which may adversely affect the value of financial products;

  •
  our success in developing and introducing products and services to a receptive market, expanding existing distribution channels, developing new ones and realizing increased revenue from these channels, including electronic commerce-based efforts.

        This list is not exhaustive of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. We do not undertake to update any forward-looking statement that is contained in this prospectus or the documents incorporated in this prospectus by reference.

CANADIAN IMPERIAL BANK OF COMMERCE

        CIBC is a diversified financial institution governed by the Bank Act (Canada) (the "Bank Act"). CIBC's registered head office is at Commerce Court, Toronto, Canada M5L 1A2. A list of CIBC's principal subsidiaries is contained in CIBC's Annual Report on Form 40-F for the year ended October 31, 2002, incorporated into this prospectus by reference.

        CIBC was formed through the amalgamation of The Canadian Bank of Commerce and Imperial Bank of Canada in 1961. The Canadian Bank of Commerce was originally incorporated as Bank of Canada by special act of the legislature of the Province of Canada in 1858. Subsequently, the name was changed to The Canadian Bank of Commerce and it opened for business under that name in 1867. Imperial Bank of Canada was incorporated in 1875 by special act of the Parliament of Canada and commenced operations in that year.

        At October 31, 2002, CIBC had total assets of C$273 billion, total deposits of C$197 billion, and common shareholders' equity of C$9.2 billion.

        CIBC is organized into three business lines: CIBC Retail Markets, CIBC Wealth Management and CIBC World Markets.

  •
  CIBC Retail Markets provides financial services and lending, credit card and mortgage products to personal and small business customers through CIBC branches, automated banking machines, internet banking, telephone banking, as well as a co-branded retail electronic banking business.

  •
  CIBC Wealth Management provides relationship-based advisory sales, services and products including full-service brokerage, discount brokerage, asset management, private banking, trust services, and a broad selection of investment and credit services through its branch-based sales force.

  •
  CIBC World Markets is a full-service investment bank active throughout North America, and with niche capabilities in the United Kingdom and Asia. Areas of specialization include mergers and acquisitions; research; sales and trading of securities and derivatives; merchant banking; and commercial banking.

        In Canada, CIBC's business and operations are subject to a variety of regulations. Outside Canada, CIBC's branches, agencies and affiliates are also subject to local regulatory requirements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges of CIBC for the three month period ended January 31, 2003 and each of the years in the five-year period ended October 31, 2002 calculated in accordance with generally accepted accounting principles in Canada and the United States.

		Twelve months ended October 31,
	Three months ended January 31, 2003
		2002	2001	2000	1999	1998
Canadian GAAP:
Excluding interest on deposits	2.25	1.24	1.75	1.93	1.41	1.39
Including interest on deposits	1.42	1.06	1.18	1.25	1.13	1.14
U.S. GAAP:
Excluding interest on deposits	(1)	(2)	1.82	1.85	1.46	1.37
Including interest on deposits	(1)	(2)	1.20	1.23	1.15	1.14

(1)
No U.S. GAAP information is provided for the three months ended January 31, 2003 because U.S. GAAP reconciliation was not required for this period.

(2)
Earnings for the year ended October 31, 2002 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$291 million.

USE OF PROCEEDS

        Generally, we will use the net proceeds from the sale of the debt securities we describe in this prospectus for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness. The applicable prospectus supplement will describe any other purposes for which the proceeds may be used.

        We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from resales of the notes by CIBC World Markets Corp. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

        We will disclose the discounts or commissions that we will pay any underwriters or other placement or selling agents and a reasonably itemized description of the major expenses incurred in connection with any sale and distribution of our debt securities in the applicable prospectus supplement.

CAPITALIZATION

        The table below sets forth our consolidated capitalization as of January 31, 2003. This information should be read in conjunction with our unaudited consolidated financial statements for the three month period ended January 31, 2003, incorporated herein by reference.

January 31, 2003
(C$ millions)
Subordinated Indebtedness:
Subordinated Liabilities	3,841

Shareholders' Equity:
Class A Preferred Shares entitled to non-cumulative dividends:
8,000,000 Series 14	200
12,000,000 Series 15	300
5,500,000 Series 16	209
6,500,000 Series 17	163
12,000,000 Series 18	300
8,000,000 Series 19	200
4,000,000 Series 20	152
8,000,000 Series 21	200
4,000,000 Series 22	152
16,000,000 Series 23	400
16,000,000 Series 24	400
16,000,000 Series 25	400
10,000,000 Series 26	250

Total Class A Preferred Shares	3,326
359,246,494 Common Shares	2,842
Contributed Surplus	33
Retained Earnings	6,621

Total Shareholders' Equity	12,822

Total Capitalization	16,663

DESCRIPTION OF THE DEBT SECURITIES

        We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to provisions or defined terms of the indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

General

        We will issue the debt securities under an indenture between us and Wilmington Trust Company, as Trustee. A copy of the indenture is filed as an exhibit to the registration statement. We may issue debt securities under the indenture from time to time in one or more series. The indenture does not limit the aggregate principal amount of the debt securities which we can issue under such indenture. We will authorize the aggregate amount from time to time for each series.

        The debt securities will be unsecured and unsubordinated deposit liability obligations of CIBC and will rank on a parity in right of payment with all of CIBC's deposit liabilities, except for obligations preferred by mandatory provisions of law. The debt securities will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. In the case of the insolvency of CIBC, the Bank Act provides that priorities among payments of deposit liabilities of CIBC (including payments in respect of the debt securities) and payments of all other liabilities are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities.

        We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities in each series may be denominated and payable in U.S. dollars or foreign currencies (other than Canadian dollars). We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the values of the applicable currency, security or basket of securities, commodity or index.

        The debt securities may bear interest at a floating rate or a fixed rate. A floating rate is determined by reference to an interest rate formula which may be adjusted by adding or subtracting the spread or multiplying the spread multiplier. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in Prospectus Supplement

        The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

  •
  the specific designation;

  •
  aggregate principal amount, purchase price and denomination;

  •
  currency (other than Canadian dollars) in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

  •
  date of maturity;

  •
  the interest rate or rates or the method by which the calculation agent (to be designated in the applicable prospectus supplement) will determine the interest rate or rates, if any;

  •
  the interest payment dates, if any;

  •
  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

  •
  any repayment, redemption, prepayment or sinking fund provisions, including any notice provisions;

  •
  whether we will issue the debt securities in global form and under what terms and conditions;

  •
  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

  •
  any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

  •
  any applicable United States and Canadian federal income tax consequences, including, but not limited to:

  —
  whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  —
  tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

  —
  tax considerations applicable to any debt securities denominated and payable in foreign currencies;

  •
  any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

        We may sell the debt securities at a substantial discount below their stated principal amount. We will describe special United States federal income tax and Canadian tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe certain United States federal income tax, Canadian tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

Registration and Transfer of Debt Securities

        Registered holders may present debt securities for exchange or registration of transfer. The debt securities will state and the applicable prospectus supplement will describe the manner, the places and applicable restrictions with respect to such exchange or transfer. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the indenture.

        The procedures for transfer of interests in the debt securities in global form will depend upon the procedures of the depositary for such global securities. See "Forms of the Debt Securities."

Merger, Consolidation, Sale, Lease or Conveyance

        The indenture provides that we may merge or consolidate with any other person or sell, lease or convey all or substantially all of our assets, individually or in aggregate, to one or more persons, only if certain conditions including the following are met:

  •
  we will be the surviving entity; or

  •
  each successor entity, transferee or lessee that acquires all or substantially all of our assets, by itself or in aggregate with others, will be one or more direct or indirect affiliates which we control or which are under common control with us, or will expressly assume or guaranty, either individually or in aggregate, all of our obligations under the indenture and all of our obligations under the debt securities issued under the indenture; and

  •
  immediately after such merger, consolidation, sale, lease or conveyance, we, or any successor that has assumed our obligations, will not be in default in the performance of the covenants and conditions of the indenture applicable to us.

        Absence of Protections against All Potential Actions of CIBC.    There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of CIBC or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of CIBC or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities which we would describe in the applicable prospectus supplement.

Events of Default

        The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions would trigger an event of default and which actions would not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

        An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as being:

  •
  default for 7 days in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

  •
  default for 30 days in payment of any interest on any debt securities of that series;

  •
  default for 60 days after written notice in the observance or performance of any other covenant or agreement in the debt securities of that series or the related indenture, other than a covenant included in that indenture solely for the benefit of a different series of debt securities;

  •
  events of bankruptcy, insolvency or reorganization; or

  •
  any other event of default provided in the supplemental indenture under which that series of debt securities is issued.

        Acceleration of Debt Securities Upon an Event of Default.    The indenture provides that:

  •
  if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of CIBC applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to CIBC, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

  •
  if an event of default due to a default in the performance of any other of the covenants or agreements in that indenture applicable to all outstanding debt securities issued under that indenture or due to specified events of bankruptcy, insolvency or reorganization of CIBC, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture, voting as one class, by notice in writing to CIBC may declare the principal of all those debt securities and interest accrued thereon to be due and payable immediately.

        Annulment of Acceleration and Waiver of Defaults.    In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities.

        Indemnification of Trustee for Actions Taken on Your Behalf.    The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities before proceeding to exercise any right or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        Limitation on Actions by You as an Individual Holder.    The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

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  the holder must have previously given written notice to the trustee of the continuing default;

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  the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

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  the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

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  the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

        The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

        We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

        Discharge of Indenture.    We may discharge all of our obligations, other than as to transfers and exchanges, under the relevant indenture after we have:

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  paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

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  delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

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  irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the relevant indenture relating only to that series of debt securities.

        Defeasance of a Series of Securities at Any Time.    We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance.

        We may be released with respect to any outstanding series of debt securities from the obligations imposed by Section 9.01 of the indenture which contains the covenants described above limiting liens and consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called "covenant defeasance."

        Defeasance or covenant defeasance may be effected only if, among other things:

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  we irrevocably deposit with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

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  such deposit will not cause the trustee to have any conflicting interest with respect to other securities of CIBC; and

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  we deliver to the relevant trustee an opinion of counsel to the effect that:

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  the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

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  the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance (but not a covenant defeasance), this opinion must be based on a ruling of relevant tax authorities or a change in United States tax laws occurring after the date of this prospectus, since that result would not occur under current tax laws.

Modification of the Indenture

        Modification without Consent of Holders.    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

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  secure any debt securities;

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  evidence the assumption by a successor corporation of our obligations;

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  add covenants for the protection of the holders of debt securities;

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  cure any ambiguity or correct any inconsistency;

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  establish the forms or terms of debt securities of any series;

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  evidence the acceptance of appointment by a successor trustee;

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  add to, change or eliminate provisions of the indenture with respect to a new series of debt securities; or

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  to increase the minimum denomination of debt securities of any series as may be permitted by the terms of such series.

        Modification with Consent of Holders.    We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each potentially affected holder:

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  extend the stated maturity of any debt security;

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  reduce the principal amount;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption;

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  change the place or the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

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  modify or amend the provisions for conversion of any currency into another currency;

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  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

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  modify or amend the provisions for conversion of the debt securities into other securities or property;

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  impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

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  reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture or for waiver of certain defaults.

FORMS OF THE DEBT SECURITIES

        Except as provided in an applicable prospectus supplement, each debt security will generally be represented by one or more global securities representing the entire issuance of securities. We will issue debt securities evidenced by certificates in definitive form to a particular investor only in limited circumstances. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        We will issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        We anticipate that the following provisions will apply to all depositary arrangements. The applicable prospectus supplement will describe any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of CIBC, the trustee, or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

Definitive Securities

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary.

        In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities.

        Furthermore, when an event of default has occurred and is continuing with respect to the debt securities, beneficial owners of the debt securities will not be entitled to have any portion of such debt securities registered in their name, will not receive or be entitled to receive physical delivery of the debt securities in certificated, definitive form and will not be considered the owners or holder of the global debt securities. Under such circumstances, we will cause the appropriate definitive notes to be delivered to such owners. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus in four ways: (1) through agents, (2) through underwriters, (3) through dealers and/or (4) directly to one or more purchasers. Any of these agents, underwriters or dealers may include our affiliates, including CIBC World Markets Corp.

        We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

        If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

        Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

        Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent, in each case, less other expenses attributable to issuance and distribution.

        If so indicated in the applicable prospectus supplement, one or more firms, including CIBC World Markets Corp., which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

        Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these offers.

        This prospectus may be used by CIBC World Markets Corp. in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, CIBC World Markets Corp. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of the resale or at related or negotiated prices. In these transactions, CIBC World Markets Corp. may act as principal or agent, including as agent for the counterparty in a transaction in which CIBC World Markets Corp. does act as principal. CIBC World Markets Corp. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of ours may also engage in transactions of this kind and may use this prospectus for this purpose.

        The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus.

        We do not expect to receive any proceeds from market-making transactions. We do not expect that CIBC World Markets Corp. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to us.

        Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale. Unless we or an agent informs you in your confirmation of sale that your security is being purchased on its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

        In this prospectus, the terms "this offering" means the initial offering of securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

        To the extent an initial offering of the securities will be distributed by an affiliate of CIBC, including CIBC World Markets Corp., each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm's distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of CIBC may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

        In the event that any NASD member participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus or pricing supplements; (b) the maximum compensation to be received by any NASD member in this distribution will be disclosed and submitted for approval to the NASD's Corporate Financing Department (the "Department"); and (c) prior to the commencement of the distribution, underwriting discounts proposed for use will be submitted to the Department for review. Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

LEGAL MATTERS

        Blake, Cassels & Graydon LLP will pass upon legal matters relating to the debt securities with respect to Canadian law for CIBC and Mayer, Brown, Rowe & Maw will pass upon certain legal matters relating to the debt securities with respect to U.S. law. Mayer, Brown, Rowe & Maw or other U.S. counsel for CIBC may rely on the opinion of Blake, Cassels & Graydon LLP as to all matters of Canadian law.

EXPERTS

        The consolidated financial statements included in our annual report on Form 40-F for our financial year ended October 31, 2002 are incorporated by reference in this prospectus. The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 40-F as at October 31, 2002 and for the year then ended, have been so incorporated in reliance on the report of Deloitte & Touche LLP and PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 40-F as at October 31, 2001 and for the two years then ended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

        We and some of our affiliates, including CIBC World Markets Corp., may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is commonly referred to as ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code, with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the debt securities are acquired or held by or with the assets of an employee benefit plan with respect to which CIBC World Markets Corp. or any of its affiliates is a service provider, unless those debt securities are acquired and held pursuant to an exemption for transactions effected on behalf of one of these plans, if and to the extent such an exemption is applicable. The assets of a pension or other employee benefit plan may include assets held in the general accounts of an insurance company that are deemed to be "plan assets" under ERISA. You may not acquire any debt security using the assets of an employee benefit plan unless an exemption or exception from the prohibited transaction rules applies to the acquisition and holding of such security. Any insurance company or other employee benefit plan (including for these purposes, without limitation, individual retirement arrangements subject to Section 4975 of the Internal Revenue Code), or any person investing the assets of (or deemed for purposes of ERISA or Section 4975 of the Internal Revenue Code to be assets of) an employee benefit plan, proposing to invest in the debt securities should consult with its legal counsel.

ENFORCEMENT OF LIABILITIES

        We are governed by the Bank Act (Canada). A substantial portion of our assets and our officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Therefore, it could be difficult for investors to effect service of process within the United States on any of these parties, particularly the officers and directors, who reside outside the United States or to recover against them on judgments of United States courts predicated upon civil liability under the United States federal securities laws. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process for actions based on offers and sales of the debt securities made hereby in the United States by serving Canadian Imperial Bank of Commerce, New York Agency, 425 Lexington Avenue, New York, New York 10017. The principal executive office of CIBC is Commerce Court, Toronto, Ontario M5L 1A2, Canada and our telephone number at that address is (416) 980-2211.

        Blake, Cassels & Graydon LLP, our Canadian counsel, has advised us that there is doubt as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

TABLE OF CONTENTS

Terms Supplement

TERMS SUPPLEMENT SUMMARY
QUESTIONS AND ANSWERS REGARDING THE NOTES
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE S&P 500® INDEX
HISTORICAL CLOSING LEVELS OF THE S&P 500® INDEX
HYPOTHETICAL EXAMPLES
SPECIFIC TERMS OF THE NOTES
HEDGING
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES
SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION

Prospectus Supplement

Prospectus

$

Index-Linked Notes due
March 31, 2009

Terms Supplement
September      , 2004

CIBC World Markets
H&R Block Financial Advisors, Inc.